UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 SCHEDULE 13D/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 5)*

                          Allied Waste Industries, Inc.
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
                         (Title of Class of Securities)

                                   019589 30 8
                                 (CUSIP Number)

                                    Ivy Dodes
                                  Credit Suisse
                              Eleven Madison Avenue
                            New York, New York 10010
                                 (212) 325-2000
           (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                                December 18, 2003
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.|_|

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 019589 30 8                   13D/A

   1    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Credit Suisse, on behalf of the
        Credit Suisse First Boston business unit

   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a) [ ]
        (b) [X]

   3    SEC USE ONLY

   4    SOURCE OF FUNDS*

        Not Applicable

   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                                   [X]

   6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Switzerland

                           7    SOLE VOTING POWER

                                See Item 5.

    NUMBER OF SHARES       8    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                See Item 5.
     EACH REPORTING
         PERSON            9    SOLE DISPOSITIVE POWER
          WITH
                                See Item 5.

                           10   SHARED DISPOSITIVE POWER

                                See Item 5.

   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        See Item 5.

   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        See Item 5.

   14   TYPE OF REPORTING PERSON*

        BK, HC


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                  This Amendment No. 5 amends and supplements the Report on
Schedule 13D, originally filed on August 10, 1999 and subsequently amended on January 29, 2001, March 19, 2003, August 4, 2003 and December 24, 2003 (the "Schedule 13D"), with respect to the shares of common stock, par value $0.01 per share (the "Common Stock"), of Allied Waste Industries, Inc. (the "Company"). Unless otherwise indicated, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Schedule 13D.

                  This Amendment No. 5 is being filed to correct the percentage ownership of Common Stock held by the Reporting Person as reported on the previous amendment dated December 24, 2003 ("Amendment No. 4"). The percentage ownership reported on Amendment No. 4 did not reflect the inclusion in its calculation of 110.5 million additional shares of Common Stock that were issued on December 18, 2004 in exchange for the then-outstanding Series A Senior Convertible Preferred Stock completed on December 18, 2003.

      Item 2.     Identity and Background.

                  The response set forth in Item 2 of the Schedule 13D is hereby amended by deleting the previous response in its entirety and replacing it with the following:

                  In accordance with Securities and Exchange Commission Release No. 34-39538 (January 12, 1998), this Schedule 13D is being filed by Credit Suisse (the "Bank"), a Swiss bank, on behalf of itself and its subsidiaries, to the extent that they constitute the Credit Suisse First Boston business unit (the "CSFB business unit") excluding Asset Management (as defined below) (the "Reporting Person"). The CSFB business unit is also comprised of an asset management business principally conducted under the brand name Credit Suisse Asset Management ("Asset Management"). The Reporting Person provides financial advisory and capital raising services, sales and trading for users and suppliers of capital around the world and invests in and manages private equity and venture capital funds. Asset Management provides asset management and investment advisory services to institutional, mutual fund and private investors worldwide. The address of the Bank's principal business and office is Uetlibergstrasse 231, P.O. Box 900, CH 8070 Zurich, Switzerland. The address of the Reporting Person's principal business and office in the United States is Eleven Madison Avenue, New York, New York 10010.

                  The Bank owns directly a majority of the voting stock, and all of the non-voting stock, of Credit Suisse First Boston, Inc. ("CSFBI"), a Delaware corporation. The address of CSFBI's principal business and office is Eleven Madison Avenue, New York, New York 10010. The Bank's voting stock is entirely owned by Credit Suisse Group ("CSG"), a corporation formed under the laws of Switzerland. CSG also owns the remainder of the voting stock of CSFBI.

                  CSFBI owns all of the voting stock of Credit Suisse First Boston (USA), Inc. ("CSFB-USA"), a Delaware corporation and holding company. CSFB-USA is the sole member of Credit Suisse First Boston LLC ("CSFB LLC"), a Delaware limited liability company and a registered broker-dealer that effects trades in many companies, including the Company. CSFB LLC is the successor company of Credit Suisse First Boston Corporation ("CSFBC"), and all references hereinafter to CSFBC shall be deemed to refer to CSFB LLC. The address of the principal business and office of each of CSFB-USA and CSFB LLC is Eleven Madison Avenue, New York, New York 10010.

                  CSFB-USA owns all of the voting stock of Credit Suisse First Boston Capital Holdings, Inc. ("CSFB-CHI"), a Delaware corporation and holding company. CSFB-CHI is the sole member of Credit Suisse First Boston Capital LLC ("CSFB Capital"), a Delaware limited liability company and a registered over-the-counter ("OTC") derivatives dealer that transacts OTC derivative contracts with corporate clients, high-net worth individuals and affiliates. The address of the principal business and office of each of CSFB-CHI and CSFB Capital is Eleven Madison Avenue, New York, NY 10010.

                  The Bank owns all the voting stock of Credit Suisse First Boston (International) Holding AG ("CSFBH"), a Swiss company. CSFBH acts as a holding company for certain subsidiaries of Credit Suisse First Boston in Europe, and since December 1996, in the Pacific region. The address of the principal business and office of CSFBH is Bahnhofstrasse 17, P.O. Box 234, CH-6301 Zug, Switzerland.

                  CSFBH owns all of the voting equity of Credit Suisse First Boston (UK) Investments ("CSFB-UKI"), a UK limited liability company that acts as an investment holding company for the UK interests of CSFB. The address of the principal business and office of CSFB-UKI is One Cabot Square, London, UK, E14 4QJ.

                  Credit Suisse First Boston International ("CSFB-Int") is a UK bank that structures and trades OTC derivative products linked to interest rates, equities, foreign exchange and credit. The Bank owns a majority of CSFB-Int's voting equity. CSG and CSFBH own the remaining voting equity. CSFB-UKI owns a majority of CSFB-Int's non-voting equity. The Bank and CSG own the remaining non-voting equity. The address of CSFB-Int's principal business and office is One Cabot Square, London, UK, E14 4QJ.

                  CSFBH also owns all of the voting equity of Credit Suisse First Boston Management AG ("CSFBM"), a Swiss company that provides financial advisory services and participates in many types of financial transactions. The address of the principal business and office of CSFBM is Uetlibergstrasse 231, P.O. Box 990, CH-8070 Zurich, Switzerland.

                  Credit Suisse First Boston (UK) Investment Holdings ("CSFB-UKIH") is a UK limited liability company that acts as a holding company for the UK interests of CSFB. CSFB-UKI holds a majority of CSFB-UKIH's equity; CSFBM holds the remaining equity. The address of the principal business and office of CSFB-UKIH is One Cabot Square, London, UK, E14 4QJ.

                  CSFB-UKIH holds all of the voting stock of Credit Suisse First Boston (Europe) LTD ("CSFB-E"), a UK limited liability company. CSFB-E is a UK broker-dealer whose principal business is international securities underwriting and trading and corporate advisory services. The address of CSFB-E's principal business and office is One Cabot Square, London, UK, E14 4QJ.

                  DLJ Merchant Banking Partners II, L.P., a Delaware limited partnership ("Partners II"), DLJ Merchant Banking Partners II-A, L.P. a Delaware limited partnership ("Partners II-A"), DLJ Millennium Partners, L.P., a Delaware limited partnership ("Millennium"), DLJ Millennium Partners-A, L.P., a Delaware limited partnership ("Millennium-A"), DLJ Offshore Partners II, C.V., a Netherlands Antilles limited partnership ("Offshore II"), DLJ EAB Partners, L.P., a Delaware limited partnership ("EAB"), DLJ Diversified Partners, L.P., a Delaware limited partnership ("Diversified"), DLJ Diversified Partners-A, L.P., a Delaware limited partnership ("Diversified-A"), DLJ MB Funding II, Inc., a Delaware corporation ("Funding II"), DLJ First ESC L.P., a Delaware limited partnership ("ESC"), and DLJ ESC II L.P., a Delaware limited partnership ("ESC II") are collectively referred to as the "DLJ Funds."

                  Partners II, Partners II-A, Millennium and Millennium-A are Delaware limited partnerships which make investments for long term appreciation. DLJ Merchant Banking II, LLC, a Delaware limited liability company ("MBII LLC"), is the Associate General Partner of Partners II and Partners II-A. DLJ Merchant Banking II, Inc., a Delaware corporation ("MBII Inc."), is the Managing General Partner of Partners II and Partners II-A. MBII LLC and MBII Inc. make all of the investment decisions on behalf of Partners II and Partners II-A.

                  EAB is a Delaware limited partnership which makes investments for long term appreciation. MBII LLC is the Associate General Partner of EAB and DLJ LBO Plans Management Corporation, a Delaware corporation ("LBO"), is the Managing General Partner of EAB. MBII LLC and LBO make all of the investment decisions on behalf of EAB.

                  Offshore II is a Netherlands Antilles limited partnership which makes investments for long-term appreciation. MBII LLC is the Associate General Partner of Offshore II. MBII Inc. is the Advisory General Partner of Offshore II. MBII LLC and MBII Inc. make all of the investment decisions on behalf of Offshore II.

                  MBII LLC is a Delaware limited liability company and is a registered investment adviser. As the Associate General Partner of Partners II, Partners II-A, Millennium, Millennium-A, EAB and Offshore II, MBII LLC, in conjunction with MBII Inc., participates in investment decisions made on behalf of these entities. MBII Inc. is the managing member of MBII LLC.

                  MBII Inc. is a Delaware corporation and is a registered investment adviser. As the Managing General Partner of Partners II, Partners II-A, Millennium and Millennium-A, and the Advisory General Partner of Offshore II, MBII Inc. is responsible for the management of these entities and, in conjunction with MBII LLC, participates in investment decisions made on behalf of these entities. MBII Inc. is a wholly owned subsidiary of DLJ Capital Investors, Inc., a Delaware corporation ("DLJCI").

                  Diversified and Diversified-A are Delaware limited partnerships which make investments for long-term appreciation. A portion of Diversified and Diversified-A's capital commitments are dedicated to making side-by-side investments with Partners II and Partners II-A, respectively. DLJ Diversified Associates, L.P., a Delaware limited partnership ("Diversified Associates"), is the Associate General Partner of Diversified and Diversified-A and DLJ Diversified Partners, Inc., a Delaware corporation ("Diversified Partners" and together with Partners II, Partners II A, Millennium, Millennium-A, Offshore II, EAB, MBII LLC, MBII Inc., Diversified, Diversified-A, Diversified Associates, ESC, ESC II, LBO, Funding II and DLJCI, the "DLJ Entities"), is the Managing General Partner of Diversified and Diversified-A. Diversified Partners is responsible for the day to day management of Diversified and Diversified-A.

                  Diversified Associates is a Delaware limited partnership and a registered investment adviser. As the Associate General Partner of Diversified and Diversified-A, Diversified Associates, in conjunction with Diversified Partners, participates in the management of investments of Diversified. Diversified Partners is the general partner of Diversified Associates.

                  Diversified Partners is a Delaware corporation and a registered investment adviser. As the Managing General Partner of Diversified and Diversified-A, Diversified Partners is responsible for the day-to-day management of Diversified and Diversified-A. In conjunction with Diversified Associates, Diversified Partners participates in the investment decisions made on behalf of Diversified and Diversified-A. Diversified Partners is a wholly owned subsidiary of DLJCI.

                  ESC and ESC II are Delaware limited partnerships and "employee securities companies" as defined in the Investment Company Act of 1940, as amended. LBO, as the Managing General Partner of ESC and ESC II, makes all of the investment decisions on behalf of ESC and ESC II.

                  LBO is a Delaware corporation and a registered investment adviser. LBO is a wholly owned subsidiary of DLJCI. As the Managing General Partner of EAB, ESC and ESC II, LBO is responsible for the day-to-day management of EAB, ESC and ESC II.

                  Funding II is a Delaware corporation which makes investments for long term appreciation generally side-by-side with Partners II. Funding II is a wholly owned subsidiary of DLJCI.

                  DLJCI is a Delaware corporation and a holding company. DLJCI is a wholly owned subsidiary of Donaldson, Lufkin & Jenrette, Inc., a Delaware corporation ("DLJ").

                  DLJ is a publicly held Delaware corporation. DLJ directly owns all of the capital stock of DLJCI. DLJ, acting on its own behalf or through its subsidiaries, is a registered broker/dealer and registered investment adviser engaged in investment banking, institutional trading and research, investment management and financial and correspondent brokerage services.

                  CSG is a global financial services company, active in all major financial centers and providing a comprehensive range of banking and insurance products. CSG has three distinct business units. In addition to the CSFB business unit, CSG and its consolidated subsidiaries are comprised of the Credit Suisse business unit (the "Credit Suisse business unit") and the Winterthur business unit (the "Winterthur business unit"). The Credit Suisse business unit offers global private banking and corporate and retail banking services in Switzerland. The Winterthur business unit provides life and non-life insurance and pension products to private and corporate clients worldwide. CSG's business address is Paradeplatz 8, P.O. Box 1, CH 8070 Zurich, Switzerland.

                  The Bank is comprised of what were formerly known as Credit Suisse First Boston and Credit Suisse, each a Swiss bank, which were merged on May 13, 2005. The operations of the Bank consist principally of the Credit Suisse and CSFB business units.

                  CSG, for purposes of the federal securities laws, may be deemed ultimately to control the Bank and the Reporting Person. CSG, its executive officers and directors, and its direct and indirect subsidiaries (including Asset Management, the Credit Suisse business unit and the Winterthur business unit) may beneficially own shares of the securities of the issuer to which this Schedule 13D relates (the "Shares") and such Shares are not reported in this Schedule 13D. CSG disclaims beneficial ownership of Shares beneficially owned by its direct and indirect subsidiaries, including the Reporting Person. Each of Asset Management, the Credit Suisse business unit and the Winterthur business unit disclaims beneficial ownership of Shares beneficially owned by the Reporting Person. The Reporting Person disclaims beneficial ownership of Shares beneficially owned by CSG, Asset Management, the Credit Suisse business unit and the Winterthur business unit.

                  The address of the principal business and office of each of the DLJ Entities (other than Offshore II) and DLJ is 11 Madison Avenue, New York, New York 10010.

                  The address of Offshore II is c/o John B. Gorsirawig, 14 Willemsted, Curacao, Netherlands Antilles.

                  The name, business address, citizenship, present principal occupation or employment and the name and business address of any corporation or organization in which each such employment is conducted, of each executive officer or director of the Reporting Person, CSFBI, CSFB-USA, CSFB LLC, CSFB-CHI, CSFB Capital, CSFBH, CSFB-UKI, CSFB-Int, CSFBM, CSFB-UKIH, CSFB-E and those DLJ Entities that are corporations are set forth on Schedules A-1 through A-17, respectively, attached hereto, each of which is incorporated by reference herein.

                  Except as otherwise provided herein, during the past five years none of the Reporting Person, CSFBI, CSFB-USA, CSFB LLC, CSFB-CHI, CSFB Capital, CSFBH, CSFB-UKI, CSFB-Int, CSFBM, CSFB-UKIH, CSFB-E, the DLJ Entities nor, to the best knowledge of the Reporting Person, any of the other persons listed on Schedules A-1 through A-17 attached hereto, has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or
(ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to United States federal or state securities laws or finding any violation with respect to such laws.

                  On January 22, 2002, CSFBC, without admitting or denying any alleged violation, entered into coordinated settlements with NASD Regulation, Inc. ("NASDR") and the Securities and Exchange Commission ("SEC") resolving all outstanding investigations of CSFBC into the allocation of shares in initial public offerings ("IPOs"). CSFB-USA was then the sole stockholder of CSFBC.

                  CSFBC consented to these settlements without admitting or denying any of the allegations made in the SEC's Complaint or the Letter of Acceptance, Waiver and Consent ("AWC") filed with the NASDR. The SEC and NASDR alleged that, between April 1999 and June 2000, certain CSFBC employees allocated many shares in IPOs to over 100 customers with whom they had improper profit-sharing arrangements. The NASDR and SEC alleged that certain employees allocated "hot" IPO shares to certain customers who paid the Firm a portion of the profits (between 33 and 65 percent) that they made when they sold their IPO stock, by paying inflated brokerage commissions on transactions unrelated to the IPO shares.

                  Under the terms of the coordinated settlement:

                  o CSFBC paid a total of $100 million. This amount included $30 million in fines and civil penalties divided evenly between the SEC and NASDR, and a total of $70 million in disgorgement, $35 million of which was paid to the U.S. Treasury and $35 million of which was paid to the NASDR, representing the monies obtained as a result of the conduct described by the SEC and NASDR. The SEC determined in this case that it was appropriate and in the public interest to pay funds to the U.S. Treasury rather than to any third parties.

                  o CSFBC has adopted and implemented revised policies and procedures for allocating IPOs in its broker-dealer operations. The SEC and NASD have reviewed these policies and procedures. These included the establishment of an IPO Allocation Review Committee, a process for the pre-qualification of accounts before they are eligible to receive IPO allocations and enhanced supervisory procedures, which includes the review of commissions paid by certain accounts receiving allocations around the time of the IPO. CSFBC also agreed to retain an independent consultant to review the implementation of these policies and procedures one year from the date of the settlement.

                  In the NASDR settlement, CSFBC, without admitting or denying any findings, consented to a censure and findings that it violated NASD Rules 2110, 2330, 2710, 3010 and 3110. These Rules (a) require broker-dealers to adhere to just and equitable principles of trade, (b) prohibit broker-dealers from sharing in the profits of client accounts except as specifically provided,
(c) require a managing underwriter to file certain information that may have a bearing on the NASDR's review of underwriting arrangements, (d) require members to establish, maintain and enforce a reasonable supervisory system, and (e) require broker-dealers to maintain certain books and records.

                  The NASDR AWC also found violations of Section 17(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and SEC Rule 17a-3, thereunder, which are incorporated by NASD Rule 3110 and similarly impose certain record keeping requirements on CSFBC as a broker-dealer. In the SEC settlement, CSFBC, without admitting or denying the allegations of the Complaint, consented to entry by the District Court for the District of Columbia of a final judgment that: (1) permanently enjoined CSFBC, directly or indirectly, from violations of NASD Conduct Rules 2110 and 2330 and Section 17(a)(1) of the Exchange Act and SEC Rule 17a-3; and (2) ordered CSFBC to comply with certain undertakings.

                  Neither the SEC nor NASDR made any allegations or findings of fraudulent conduct by CSFBC. Further, neither the SEC nor NASDR alleged that any IPO prospectus was rendered false or misleading by CSFBC's conduct or that this conduct affected either the offering price of an IPO or the price at which any IPO stock traded in the aftermarket.

                  On August 13, 2002, Mr. John A. Ehinger, an executive officer of CSFB-USA and board member of CSFB LLC, without admitting or denying any alleged violation, entered into a settlement with the NASD resolving outstanding investigations of Mr. Ehinger into his alleged failure to supervise with a view toward preventing CSFBC's violations of NASD Rules 2110, 2330, 2710 and 3110, and Section 17(a) of the Exchange Act and SEC Rule 17a-3 thereunder. Under the terms of the settlement, Mr. Ehinger agreed to (1) the payment of a fine of $200,000, (2) a suspension from associating with a member firm in any and all capacities for 30 calendar days, and (3) a suspension from acting in any supervisory capacity for 30 additional calendar days, such supervisory suspension beginning after the suspension in all capacities had been served.

                  On October 31, 2003, the U.S. District Court for the Southern District of New York (the "SDNY") approved the global settlement among a number of Wall Street firms, including CSFB LLC, and a coalition of state and federal regulators and self-regulatory organizations (the "Global Settlement"). CSFB LLC, without admitting or denying any alleged violation, consented to the Global Settlement and thereby resolved a Securities and Exchange Commission's ("SEC") complaint filed on April 28, 2003, in the SDNY. In this complaint, the SEC alleged that, from July 1998 to December 2001, CSFB LLC engaged in acts and practices that created or maintained inappropriate influence over research analysts, thereby imposing conflicts of interest on research analysts that CSFB LLC failed to manage in an adequate or appropriate manner. The SEC's complaint also alleged that CSFB LLC engaged in inappropriate "spinning" of "hot" IPO allocations in violation of New York Stock Exchange ("NYSE") and NASD Inc. ("NASD") rules requiring adherence to high business standards and just and equitable principles of trade, and that CSFB LLC's books and records relating to certain transactions violated the broker-dealer record-keeping provisions of
Section 17(a) of the Securities Exchange Act of 1934, NYSE Rules 401, 440 and 476(a)(6) and NASD Rules 2110 and 3110.

                   Under the terms of the Global Settlement:

                  o CSFB LLC agreed to pay the following amounts: $75 million as a penalty, $75 million as disgorgement of commissions and other monies for restitution for investors, and $50 million to be used to fund independent research. This $50 million to fund independent research is payable over a five year period.

                  o CSFB LLC is required, among other things, to: (i) separate its research and investment banking departments and make independent research available to investors, (ii) prohibit its analysts from receiving compensation for investment banking activities and prohibit analysts' involvement in investment banking "pitches" and "roadshows," (iii) contract, for a five-year period, with no fewer than three independent research firms that will make available independent research to CSFB's customers, and (iv) make its analysts' historical price targets (among other things) publicly available.

                  o CSFB LLC is permanently restrained and enjoined from violating Sections 15(c) and 17(a) of the Exchange Act, Exchange Act Rules 15c1-2 and 17a-3, NASD Rules 2110, 2210, 3010, and 3110, and NYSE Rules 342, 401,
                           440, 472, and 476.

Other Wall Street firms were subject to similar requirements.

      Item 5. Interest in Securities of the Issuer.

                  The response set forth in Item 5 of the Schedule 13D is hereby amended by deleting the previous response in its entirety and replacing it with the following:

                  (a) and (b) Pursuant to the terms of the Stock Purchase Agreement, on July 30, 1999 (the "Closing Date"), the DLJ Funds purchased 110,000 shares of Preferred Stock, which are convertible into an aggregate of 6,111,111.1 shares of common stock, par value $0.01 per share, of Allied (the "Common Stock"). Upon the Closing Date, the DLJ Funds' ownership of the outstanding Common Stock was 3.2%, on an as-converted basis. In connection with the Stock Purchase Agreement, Allied, the DLJ Funds, Apollo, Blackstone and Greenwich Street entered into a Third Amended and Restated Shareholders Agreement (the "Shareholders Agreement") which is attached as Exhibit 4 to the
Schedule 13D filed on December 24, 2003.

                  While each of the DLJ Entities may be deemed to beneficially own the Shares held by the DLJ Funds and by Apollo, Blackstone and Greenwich Street (collectively, the "Investors' Shares"), each of the DLJ Entities disclaims beneficial ownership of those Investors' Shares held by Apollo, Blackstone and Greenwich Street.

                  As of the dates of Amendment No. 4 and this Amendment No. 5, Partners II, Partners II-A, Millennium, Millennium-A, EAB, Offshore II, Diversified, Diversified-A, ESC, ESC II and Funding II directly hold among themselves (pursuant to a Third Amended and Restated Shareholders Agreement dated December 18, 2003, filed as an exhibit to the Schedule 13D) 11,784,825 shares of Common Stock, and have the shared power to vote and direct the disposition of all such Common Stock, in accordance with the relationships described in Item 2. Such 11,784,825 shares of Common Stock are allocated among the DLJ Funds as follows:

     DLJMB Funding II, Inc.                                       1,010,854
     DLJ Merchant Banking Partners II, L.P.                       7,656,766
     DLJ Merchant Banking Partners II-A, L.P.                       304,980
     DLJ Diversified Partners, L.P.                                 447,636
     DLJ Diversified Partners-A, L.P.                               166,192
     DLJ Millennium Partners, L.P.                                  123,760
     DLJ Millennium Partners-A, L.P.                                 24,199
     DLJ First ESC, L.P.                                             14,697
     DLJ Offshore Partners II, C.V.                                 376,473
     DLJ EAB Partners, L.P.                                          34,366
     DLJ ESC II, L.P.                                             1,624,902

                  In addition, in the ordinary course of the Reporting Person's business, CSFB LLC directly held as of the date of Amendment No. 4 374,119 shares of Common Stock and 529,214 shares of Series C Senior Mandatory Convertible Preferred Stock, par value $0.10 at $50 per share (the "Series C Preferred Stock"), in proprietary trading and investment accounts. CSFB LLC holds as of the date of this Amendment No. 5 470,378 shares of Common Stock, 2,000 shares of Series C Preferred Stock and 33,500 shares of Series D Senior Mandatory Convertible Preferred Stock, par value $0.10 at $250 per share (the "Series D Preferred Stock") in proprietary trading and investment accounts. Also as of the date of this Amendment No. 5, CSFB-Int holds 5,719 shares of Common Stock and CSFB-E holds 33,000 shares of Series D Preferred Stock in proprietary trading and investment accounts. The Series C Preferred Stock is convertible into Common Stock at any time prior to April 1, 2006 at the option of the holder at a conversion rate of 4.94 shares of Common Stock per share of Series C Preferred Stock. The Series D Preferred Stock is convertible into Common Stock at any time prior to March 1, 2008 at the option of the holder at a conversion rate of 25.3165 shares of Common Stock per share of Series D Preferred Stock.

                  As a result of the holdings of the Company's securities described above, the Reporting Person, as of the date of Amendment No. 4 and as of the date of this Amendment No. 5 may be deemed to beneficially own indirectly approximately 14,773,261 and 13,954,350 shares of Common Stock, respectively, representing 4.61% and 4.20% of the outstanding shares of Common Stock, respectively.

                  These percentage calculations are based on the total number of outstanding shares of Common Stock as reported by the Company on its most recent quarterly or annual report, as applicable, and, in the case of Amendment No. 4, is supplemented by the additional 110.5 million shares of Common Stock issued in the exchange offer for the Company's Series A Senior Convertible Preferred Stock completed on December 18, 2003.

         Subject to market conditions, the standstill provisions contained in the Shareholders Agreement and other factors, the DLJ Funds or other affiliates of DLJ may acquire or dispose of shares of Allied from time to time in future open-market, privately negotiated or other transactions, may enter into agreements with third parties relating to acquisitions of securities issued or to be issued by Allied, may enter into agreements with the management of Allied relating to acquisitions of shares of Allied by members of management, issuances of options to management or their employment by the surviving corporation, or may effect other similar agreements or transactions.

                  (c) No transactions in the Shares or Preferred Stock have been effected in the past 60 days by the Reporting Person, CSFBI, CSFB-USA, CSFB LLC, CSFB-CHI, CSFB Capital, CSFBH, CSFB-UKI, CSFB-Int, CSFBM, CSFB-UKIH, CSFB-E or the DLJ Entities other than those effected by CSFB LLC and CSFB Capital in the ordinary course of their dealing businesses, as is set forth on Schedule B.

                  (d) Not applicable.

                  (e) Not applicable.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  June 14, 2005
                                         CREDIT SUISSE, on behalf
                                         of the CREDIT SUISSE FIRST BOSTON
                                         BUSINESS UNIT.

                                         By:    /s/ Ivy B. Dodes
                                             ---------------------------------
                                             Name:  Ivy B. Dodes
                                             Title: Managing Director

                                  SCHEDULE A-1

            EXECUTIVE OFFICERS AND DIRECTORS OF THE REPORTING PERSON


The following sets forth the name, business address, present principal occupation and citizenship of each executive officer of the Reporting Person. The business address of the Reporting Person is Eleven Madison Avenue, New York, New York 10010.

Name                          Business Address              Title                                    Citizenship
----                          ----------------              -----                                    -----------

Brady W. Dougan               Eleven Madison Avenue New     Chief Executive Officer of CSFB          United States
                              York, NY 10010
                              USA

Paul Calello                  Two Exchange Square           Chairman and Chief Executive Officer     United States
                              8 Connaught Place Central,    of the Asia-Pacific Region
                              Hong Kong
                              People's Republic of China

Tony Ehringer                 Eleven Madison Avenue New     Co-Head of the Equity Division           United States
                              York, NY 10010
                              USA

Brian D. Finn                 Eleven Madison Avenue New     President                                United States
                              York, NY 10010
                              USA

Marc D. Granetz               Eleven Madison Avenue New     Co-Head of the Global and Investment     United States
                              York, NY 10010                Banking Division, Head of the Global
                              USA                           Mergers and Acquisitions Group

John S. Harrison              Eleven Madison Avenue New     Managing Director                        United States
                              York, NY 10010
                              USA

James P. Healy                Eleven Madison Avenue New     Head of the Fixed Income Division        United States
                              York, NY 10010
                              USA

Michael E. Kenneally          466 Lexington Avenue New      Chairman and Global Chief Executive      United States
                              York, NY 10017                Officer of Credit Suisse Asset
                              USA                           Management ("CSAM")

James E. Kreitman             One Cabot Square, London      Co-Head of the Equity Division           United States
                              E14 4QJ,
                              Great Britain

Gary G. Lynch                 Eleven Madison Avenue New     Executive Vice Chairman and Global       United States
                              York, NY 10010                General Counsel
                              USA

Neil Moskowitz                Eleven Madison Avenue New     Chief Financial Officer                  United States
                              York, NY 10010
                              USA

Eileen K. Murray              Eleven Madison Avenue New     Head of Global Technology, Operations    United States
                              York, NY 10010                and Product Control
                              USA

Adebayo O. Ogunlesi           Eleven Madison Avenue New     Executive Vice Chairman and Chief        Nigeria
                              York, NY 10010                Client Officer
                              USA

Joanne Pace                   Eleven Madison Avenue New     Managing Director and Global Head of     United States
                              York, NY 10010                Human Resources
                              USA

Michael Philipp               One Cabot Square, London      Chairman and Chief Executive Officer     United States
                              E14 4QJ,                      of CSFB Europe, Middle East and Africa
                              Great Britain

Richard E. Thornburgh         Eleven Madison Avenue New     Executive Vice Chairman                  United States
                              York, NY 10010
                              USA

Eric M. Varvel                Eleven Madison Avenue New     Co-Head of Global Corporate and          United States
                              York, NY 10010                Investment Banking Division
                              USA


                                  SCHEDULE A-2

      EXECUTIVE OFFICERS AND DIRECTORS OF CREDIT SUISSE FIRST BOSTON, INC.


The following sets forth the name, business address, present principal occupation and citizenship of each director and executive officer of Credit Suisse First Boston, Inc. The business address of Credit Suisse First Boston, Inc. is Eleven Madison Avenue, New York, New York 10010.

Name                            Business Address             Title                                    Citizenship
----                            ----------------             -----                                    -----------

Brady W. Dougan                 Eleven Madison Avenue        Board Member, President and Chief        United States
                                New York, NY 10010           Executive Officer
                                USA

Neil Moskowitz                  Eleven Madison Avenue        Board Member and Managing Director       United States
                                New York, NY 10010
                                USA

Eileen K. Murray                Eleven Madison Avenue        Board Member and Managing Director       United States
                                New York, NY 10010
                                USA

Frank J. DeCongelio             One Madison Avenue           Bank Account Officer                     United States
                                New York, NY 10010
                                USA

D. Wilson Ervin                 Eleven Madison Avenue        Managing Director                        United States
                                New York, NY 10010
                                USA

Gary G. Lynch                   Eleven Madison Avenue        Managing Director and General Counsel    United States
                                New York, NY 10010
                                USA

Robert C. O'Brien               Eleven Madison Avenue        Managing Director and Chief Credit       United States
                                New York, NY 10010           Officer
                                USA

Adebayo O. Ogunlesi             Eleven Madison Avenue        Managing Director                        Nigeria
                                New York, NY 10010
                                USA

Carlos Onis                     Eleven Madison Avenue        Managing Director                        United States
                                New York, NY 10010
                                USA

Neil Radey                      One Madison Avenue           Managing Director                        United States
                                New York, NY 10010
                                USA

Jeffrey H. Salzman              Eleven Madison Avenue        Managing Director                        United States
                                New York, NY 10010
                                USA

Lewis H. Wirshba                Eleven Madison Avenue        Managing Director and Treasurer          United States
                                New York, NY 10010
                                USA


                                  SCHEDULE A-3

        EXECUTIVE OFFICERS AND DIRECTORS OF CREDIT SUISSE FIRST BOSTON
                                   (USA), INC.


The following sets forth the name, business address, present principal occupation and citizenship of each director and executive officer of Credit Suisse First Boston ( USA), Inc. The business address of Credit Suisse First Boston ( USA), Inc. is Eleven Madison Avenue, New York, New York 10010.

Name                          Business Address          Title                                Citizenship
----                          ----------------          -----                                -----------

Brady W. Dougan               Eleven Madison Avenue     Board Member, President and Chief    United States
                              New York, NY 10010        Executive Officer
                              USA

Neil Moskowitz                Eleven Madison Avenue     Board Member and Managing Director   United States
                              New York, NY 10010
                              USA

Eileen K. Murray              Eleven Madison Avenue     Board Member and Managing Director   United States
                              New York, NY 10010
                              USA

Frank J. DeCongelio           One Madison Avenue        Managing Director & Bank             United States
                              New York, NY 10010        Account Officer
                              USA

JoAnn Pace                    Eleven Madison Avenue     Managing Director                    United States
                              New York, NY 10010
                              USA

John A. Ehinger               Eleven Madison Avenue     Managing Director                    United States
                              New York, NY 10010
                              USA

D. Wilson Ervin               Eleven Madison Avenue     Managing Director                    United States
                              New York, NY 10010
                              USA

Andrew B. Federbusch          Eleven Madison Avenue     Managing Director                    United States
                              New York, NY 10010
                              USA

James P. Healy                Eleven Madison Avenue     Managing Director                    United States
                              New York, NY 10010
                              USA

James E. Kreitman             One Cabot Square, London  Managing Director                    United States
                              E14 4QJ,
                              Great Britain

Gary G. Lynch                 Eleven Madison Avenue     Managing Director and General        United States
                              New York, NY 10010        Counsel
                              USA

Elizabeth W. Millard          One Madison Avenue        Managing Director                    United States
                              New York, NY 10010
                              USA

Robert C. O'Brien             Eleven Madison Avenue     Chief Credit Officer                 United States
                              New York, NY 10010
                              USA

Adebayo O. Ogunlesi           Eleven Madison Avenue     Managing Director                    Nigeria
                              New York, NY 10010
                              USA

Neil D. Radey                 One Madison Avenue        Managing Director                    United States
                              New York, NY 10010
                              USA

Jeffrey H. Salzman            Eleven Madison Avenue     Managing Director                    United States
                              New York, NY 10010
                              USA

Luther L. Terry, Jr.          Eleven Madison Avenue     Managing Director                    United States
                              New York, NY 10010
                              USA

Lewis H. Wirshba              Eleven Madison Avenue     Managing Director and Treasurer      United States
                              New York, NY 10010
                              USA

David C. Fisher               Eleven Madison Avenue     Chief Financial and Accounting       United States
                              New York, NY 10010        Officer
                              USA

Brian D. Finn                 Eleven Madison Avenue     Managing Director                    United States
                              New York, NY 10010
                              USA


Gary Gluck                    Eleven Madison Avenue     Managing Director                    United States
                              New York, NY 10010
                              USA

Thomas Prevost                Eleven Madison Avenue     Vice President and  Director         United States
                              New York, NY 10010        of Taxes
                              USA

Douglas Roseman               Eleven Madison Avenue     Vice President                       United States
                              New York, NY 10010
                              USA

Albert A. Scarola             Eleven Madison Avenue     Vice President                       United States
                              New York, NY 10010
                              USA


                                  SCHEDULE A-4

       EXECUTIVE OFFICERS AND DIRECTORS OF CREDIT SUISSE FIRST BOSTON LLC


The following sets forth the name, business address, present principal occupation and citizenship of each director and executive officer of Credit Suisse First Boston LLC. The business address of Credit Suisse First Boston LLC is Eleven Madison Avenue, New York, New York 10010.

Name                           Business Address              Title                                   Citizenship
----                           ----------------              -----                                   -----------

Brady W. Dougan                Eleven Madison Avenue         Board Member, President and Chief       United States
                               New York, NY 10010            Executive Officer
                               USA

John A. Ehinger                Eleven Madison Avenue         Board Member                            United States
                               New York, NY 10010
                               USA

James P. Healy                 Eleven Madison Avenue         Board Member                            United States
                               New York, NY 10010
                               USA

Frank J. DeCongelio            One Madison Avenue            Managing Director, Head of Operations   United States
                               New York, NY 10010            and Bank Account Officer
                               USA

Gary G. Lynch                  Eleven Madison Avenue         Managing Director and General Counsel   United States
                               New York, NY 10010
                               USA

Paul J. O'Keefe                Eleven Madison Avenue         Chief Financial Officer                 United States
                               New York, NY 10010
                               USA

Lewis H. Wirshba               Eleven Madison Avenue         Treasurer                               United States
                               New York, NY 10010
                               USA


                                  SCHEDULE A-5

             EXECUTIVE OFFICERS AND DIRECTORS OF CREDIT SUISSE FIRST
                         BOSTON CAPITAL HOLDINGS, INC.

The following sets forth the name, business address, present principal occupation and citizenship of each director and executive officer of Credit Suisse First Boston Capital Holdings, Inc. The business address of Credit Suisse First Boston Capital Holdings, Inc. is Eleven Madison Avenue, New York, NY 10010, USA.


Name                         Business Address           Title                            Citizenship
----                         ----------------           -----                            -----------

Frank J. DeCongelio          One Madison Avenue         Bank Account Officer             United States
                             New York, NY 10010
                             USA

Raymond M. Disco             Eleven Madison Avenue      Treasurer                        United States
                             New York, NY 10010
                             USA

D. Wilson Ervin              Eleven Madison Avenue      Board Member and                 United States
                             New York, NY 10010         Managing Director
                             USA

Luke E. Farber               One Madison Avenue New     General Counsel                  United States
                             York, NY 10010
                             USA

Robert E. Griffith           Eleven Madison Avenue      Board Member and                 United States
                             New York, NY 10010         Managing Director
                             USA

Jason P. Manske              Eleven Madison Avenue      Board Member and                 United States
                             New York, NY 10010         President
                             USA

Paul J. O'Keefe              Eleven Madison Avenue      Chief Financial Officer          United States
                             New York, NY 10010
                             USA

Carlos Onis                  Eleven Madison Avenue      Managing Director                United States
                             New York, NY 10010
                             USA

Philip S. Vasan              Eleven Madison Avenue      Board Member and                 United States
                             New York, NY 10010         Managing Director
                             USA

Lewis H. Wirshba             Eleven Madison Avenue      Board Member and                 United States
                             New York, NY 10010         Managing Director
                             USA

Simon D. Yates               Eleven Madison Avenue      Board Member, Chairman           United States
                             New York, NY 10010         and Chief Executive Officer
                             USA


                                  SCHEDULE A-6

   EXECUTIVE OFFICERS AND DIRECTORS OF CREDIT SUISSE FIRST BOSTON CAPITAL LLC

The following sets forth the name, business address, present principal occupation and citizenship of each director and executive officer of Credit Suisse First Boston Capital LLC. The business address of Credit Suisse First Boston Capital LLC is Eleven Madison Avenue, New York, NY 10010, USA.


Name                         Business Address           Title                            Citizenship
----                         ----------------           -----                            -----------

Timothy D. Bock              Eleven Madison Avenue      Managing Director                United States
                             New York, NY 10010
                             USA

Timothy W. Blake             Eleven Madison Avenue      Managing Director                United States
                             New York, NY 10010
                             USA

John F. Clark                One Madison Avenue         Manager and Chief Operating      United States
                             New York, NY 10010         Officer
                             USA

Michael V. Crooks            Eleven Madison Avenue      Managing Director                United States
                             New York, NY 10010
                             USA

Philip Daniele               Eleven Madison Avenue      Credit Risk Officer              United States
                             New York, NY 10010
                             USA

Frank J. DeCongelio          One Madison Avenue         Managing Director and Bank       United States
                             New York, NY 10010         Account Officer
                             USA

Luke Farber                  Eleven Madison Avenue      General Counsel                  United States
                             New York, NY 10010
                             USA

D. Wilson Ervin              Eleven Madison Avenue      Managing Director                United States
                             New York, NY 10010
                             USA

Andrew B. Federbusch         Eleven Madison Avenue      Managing Director                United States
                             New York, NY 10010
                             USA

Robert E. Griffith           Eleven Madison Avenue      Managing Director                United States
                             New York, NY 10010
                             USA

James P. Healy               Eleven Madison Avenue      Managing Director                United States
                             New York, NY 10010
                             USA

Robert A. Klugman            Eleven Madison Avenue      Managing Director                United States
                             New York, NY 10010
                             USA

Grace Koo                    Eleven Madison Avenue      Managing Director                United States
                             New York, NY 10010
                             USA

Lee Mallet                   Eleven Madison Avenue      Managing Director                United States
                             New York, NY 10010
                             USA

Jason P. Manske              Eleven Madison Avenue      Manager, President and           United States
                             New York, NY 10010         Managing Director
                             USA

Jon T. McConaughy            Eleven Madison Avenue      Managing Director                United States
                             New York, NY 10010
                             USA

Edward J. McMahon            Eleven Madison Avenue      Control Officer                  United States
                             New York, NY 10010
                             USA

Ann Catherine Myers          One Madison Avenue         Director of Compliance           United States
                             New York, NY 10010
                             USA

Paul J. O'Keefe              Eleven Madison Avenue      Manager and Chief                United States
                             New York, NY 10010         Financial Officer
                             USA

Thomas O'Mara                Eleven Madison Avenue      Managing Director                United States
                             New York, NY 10010
                             USA

Carlos Onis                  Eleven Madison Avenue      Managing Director                United States
                             New York, NY 10010
                             USA

Taalib Shaah                 Eleven Madison Avenue      Market Risk Officer              United States
                             New York, NY 10010
                             USA

Shawn J. Sullivan            Eleven Madison Avenue      Managing Director                United States
                             New York, NY 10010
                             USA

Sudip V. Thakor              Eleven Madison Avenue      Manager and Managing             United States
                             New York, NY 10010         Director
                             USA

Philip S. Vasan              Eleven Madison Avenue      Managing Director                United States
                             New York, NY 10010
                             USA

Thaddeus J. Walkowicz        Eleven Madison Avenue      Managing Director                United States
                             New York, NY 10010
                             USA

Lewis H. Wirshba             Eleven Madison Avenue      Managing Director                United States
                             New York, NY 10010
                             USA

Ted Wong                     Eleven Madison Avenue      Managing Director                United States
                             New York, NY 10010
                             USA

Simon D. Yates               Eleven Madison Avenue      Manager, Chairman and Chief      United States
                             New York, NY 10010         Executive Officer
                             USA

                                  SCHEDULE A-7

         EXECUTIVE OFFICERS AND DIRECTORS OF CREDIT SUISSE FIRST BOSTON
                           (INTERNATIONAL) HOLDING AG

The following sets forth the name, business address, present principal occupation and citizenship of each director and executive officer of Credit Suisse First Boston (International) Holding AG. The business address of Credit Suisse First Boston (International) Holding AG is Bahnhofstrasse 17, P.O. Box 234, CH-6301 Zug, Switzerland.

Name                         Business Address            Title                               Citizenship
----                         ----------------            -----                               -----------

Neil Moskowitz                11 Madison Avenue          Director                            United States
                              New York NY 10010
                              USA

Andrea Sears                  Uetlibergstrasse 231       Corporate Secretary                 Switzerland and
                              CH-8045 Zurich,                                                Canada
                              Switzerland

Marc Adam                     One Cabot Square, London   Director                            Switzerland
                              E14 4QJ,
                              Great Britain

Marco M. Illy                 Uetlibergstrasse 231       Director                            Switzerland
                              CH-8045 Zurich,
                              Switzerland

Fritz Muller                  Nuschelerstrasse 1         Director                            Switzerland
                              CH-8001, Zurich,
                              Switzerland

Agnes F. Reicke               Uetlibergstrasse 231       Director                            Switzerland
                              CH-8045 Zurich,
                              Switzerland


                                  SCHEDULE A-8

 EXECUTIVE OFFICERS AND DIRECTORS OF CREDIT SUISSE FIRST BOSTON (UK) INVESTMENTS



The following sets forth the name, business address, present principal occupation and citizenship of each director and executive officer of Credit Suisse First Boston (UK) Investments. The business address of Credit Suisse First Boston (UK) Investments is One Cabot Square, London, UK, E14 4QJ.

Name                            Business Address             Title                                    Citizenship
----                            ----------------             -----                                    -----------

Kevin J. Burrowes               One Cabot Square, London     Director                                 United Kingdom
                                E14 4QJ,
                                Great Britain

Costas P. Michaelides           One Cabot Square, London     Director                                 United States
                                E14 4QJ,
                                Great Britain

Kevin Lester Studd              One Cabot Square, London     Director                                 United Kingdom
                                E14 4QJ,
                                Great Britain

Paul Edward Hare                One Cabot Square, London     Company Secretary                        United Kingdom
                                E14 4QJ,
                                Great Britain


                                  SCHEDULE A-9

  EXECUTIVE OFFICERS AND DIRECTORS OF CREDIT SUISSE FIRST BOSTON INTERNATIONAL

The following sets forth the name, business address, present principal occupation and citizenship of each director and executive officer of Credit Suisse First Boston International. The business address of Credit Suisse First Boston International is One Cabot Square, London, UK, E14 4QJ.

Name                       Business Address           Title                 Citizenship
----                       ----------------           -----                 -----------

Tobias Guldimann           Paradeplatz 8,             Director              Switzerland
                           CH-8070, Zurich
                           Switzerland

Christopher R. Carter      One Cabot Square,          Director              United States
                           London E14 4QJ,
                           Great Britain

Michael Philipp            One Cabot Square,          Director              United States
                           London E14 4QJ,
                           Great Britain

Marco Mazzuchelli          Seventeen Columbus         Director              Italy
                           Courtyard, London
                           E14 4DA,
                           Great Britain

Costas P Michaelides       One Cabot Square,          Director              United States
                           London E14 4QJ,
                           Great Britain

Jeremy Bennett             One Cabot Square,          Director              United Kingdom
                           London E14 4QJ,
                           Great Britain

Renato Fassbind            Paradeplatz 8,             Director              Switzerland
                           CH-8070, Zurich
                           Switzerland

Richard Edward Thornburgh  11 Madison Avenue,         Director              United States
                           New York USA 10010

Paul Edward Hare           One Cabot Square,          Company Secretary     United Kingdom
                           London E14 4QJ,
                           Great Britain

                                  SCHEDULE A-10

  EXECUTIVE OFFICERS AND DIRECTORS OF CREDIT SUISSE FIRST BOSTON MANAGEMENT AG



The following sets forth the name, business address, present principal occupation and citizenship of each director and executive officer of Credit Suisse First Boston Management AG. The business address of Credit Suisse First Boston Management AG is Uetlibergstrasse 231, P.O. Box 990, CH-8070 Zurich, Switzerland.

Name                         Business Address            Title                     Citizenship
----                         ----------------            -----                     -----------

Madeline Fink                Uetlibergstrasse 231,       Director                  Switzerland
                             Uetlihof, Zurich
                             CH-8070
                             Switzerland

Agnes F. Reicke              Uetlibergstrasse 231,       Director                  Switzerland
                             Uetlihof, Zurich
                             CH-8070
                             Switzerland

Brigitte Spiess              Neuschelerstrasse 24,       Director                  Switzerland
                             Zurich CH 8001
                             Switzerland

Andrea Wieland               Uetlibergstrasse 231,       Chairman and President    Switzerland
                             Uetlihof, Zurich
                             CH-8070
                             Switzerland

Claude Jehle                 Uetlibergstrasse 231,       Corporate Secretary       Switzerland
                             Uetlihof, Zurich
                             CH-8070
                             Switzerland


                                  SCHEDULE A-11

         EXECUTIVE OFFICERS AND DIRECTORS OF CREDIT SUISSE FIRST BOSTON
                            (UK) INVESTMENT HOLDINGS



The following sets forth the name, business address, present principal occupation and citizenship of each director and executive officer of Credit Suisse First Boston (UK) Investment Holdings. The business address of Credit Suisse First Boston (UK) Investment Holdings is One Cabot Square, London, UK, E14 4QJ.

Name                          Business Address           Title                   Citizenship
----                          ----------------           -----                   -----------

Kevin J. Burrowes             One Cabot Square, London   N/A                     United Kingdom
                              E14 4QJ,
                              Great Britain

Costas P. Michaelides         One Cabot Square, London   N/A                     United States
                              E14 4QJ,
                              Great Britain

Kevin Lester Studd            One Cabot Square, London   N/A                     United Kingdom
                              E14 4QJ,
                              Great Britain

                                  SCHEDULE A-12

         EXECUTIVE OFFICERS AND DIRECTORS OF CREDIT SUISSE FIRST BOSTON
                                (EUROPE) LIMITED

The following sets forth the name, business address, present principal occupation and citizenship of each director and executive officer of Credit Suisse First Boston (Europe) Limited. The business address of Credit Suisse First Boston (Europe) Limited is One Cabot Square, London, UK, E14 4QJ.

Name                          Business Address           Title                               Citizenship
----                          ----------------           -----                               -----------

Michael G. Philipp            One Cabot Square, London   Chairman and Chief Executive        United States
                              E14 4QJ,                   Officer
                              Great Britain

Jeremy J. Bennett             One Cabot Square, London   Director                            United Kingdom
                              E14 4QJ,
                              Great Britain

Christopher R. Carter         One Cabot Square, London   Director                            United Kingdom
                              E14 4QJ,
                              Great Britain

Renato Fassbind               Paradeplatz 8,             Director                            Switzerland
                              CH-8070, Zurich
                              Switzerland

Tobias Guldimann              Paradeplatz 8,             Director                            Switzerland
                              CH-8070, Zurich
                              Switzerland

Marco G. Mazzucchelli         Seventeen Columbus         Director                            Italy
                              Courtyard,
                              London E14 4DA,
                              Great Britain


Costas P. Michaelides         One Cabot Square, London   Director                            United States
                              E14 4QJ,
                              Great Britain

Richard E. Thornburgh         Eleven Madison Avenue      Director                            United States
                              New York, NY 10010
                              USA


                                  SCHEDULE A-13

           EXECUTIVE OFFICERS AND DIRECTORS OF DLJ MB FUNDING II, INC.


The following sets forth the name, business address, present principal occupation and citizenship of each director and executive officer of DLJMB Funding II, Inc. The business address of DLJ MB Funding II, Inc. is Eleven Madison Avenue, New York, New York 10010.


Name                            Business Address              Title                                    Citizenship
----                            ----------------              -----                                    -----------

George R. Hornig                Eleven Madison Avenue        Board Member and Executive Vice          United States
                                New York, NY 10010           President
                                USA

Edward A. Poletti               Eleven Madison Avenue        Board Member and Senior                  United States
                                New York, NY 10010           Vice President
                                USA

Thompson Dean                   466 Lexington Avenue         Board Member                             United States
                                New York, NY 10017
                                USA

Nicole S. Arnaboldi             Eleven Madison Avenue        Board Member                             United States
                                New York, NY 10010
                                USA

Frank DeCongelio                One Madison Avenue           Vice President and Bank                  United States
                                New York, NY 10010           Account Officer
                                USA

Raymond M. Disco                Eleven Madison Avenue        Treasurer                                United States
                                New York, NY 10010
                                USA

Ivy B. Dodes                    Eleven Madison Avenue        Vice President                           United States
                                New York, NY 10010
                                USA

Kenneth J. Lohsen               Eleven Madison Avenue        Vice President                           United States
                                New York, NY 10010
                                USA

Thomas Prevost                  Eleven Madison Avenue        Vice President and                       United States
                                New York, NY 10010           Director of Taxes
                                USA

William L. Spiro                Eleven Madison Avenue        Vice President                           United States
                                New York, NY 10010
                                USA


                                  SCHEDULE A-14

       EXECUTIVE OFFICERS AND DIRECTORS OF DLJ DIVERSIFIED PARTNERS, INC.


The following sets forth the name, business address, present principal occupation and citizenship of each director and executive officer of DLJ Diversified Partners, Inc. The business address of DLJ Diversified Partners, Inc. is Eleven Madison Avenue, New York, New York 10010.

Name                          Business Address           Title                                Citizenship
----                          ----------------           -----                                -----------

George R. Hornig              Eleven Madison Avenue      Board Member                         United States
                              New York, NY 10010
                              USA

Edward A. Poletti             Eleven Madison Avenue      Board Member and Vice President      United States
                              New York, NY 10010
                              USA

Nicole S. Arnaboldi           Eleven Madison Avenue      Board Member and Managing Director   United States
                              New York, NY 10010
                              USA

Thompson Dean                 466 Lexington Avenue       Managing Director                    United States
                              New York, NY 10017
                              USA

Susan C. Schnabel             Seventeen Columbus         Managing Director                    United States
                              Courtyard
                              London E14 4DA
                              United Kingdom

Raymond M. Disco              Eleven Madison Avenue      Treasurer                            United States
                              New York, NY 10010
                              USA

Frank DeCongelio              One Madison Avenue         Vice President                       United States
                              New York, NY 10010
                              USA

Ivy B. Dodes                  Eleven Madison Avenue      Vice President                       United States
                              New York, NY 10010
                              USA

William L. Spiro              Eleven Madison Avenue      Vice President                       United States
                              New York, NY 10010
                              USA

Michael S. Isikow             Eleven Madison Avenue      Vice President                       United States
                              New York, NY 10010
                              USA

Kenneth J. Lohsen             Eleven Madison Avenue      Vice President                       United States
                              New York, NY 10010
                              USA

Thomas Prevost                Eleven Madison Avenue      Vice President and Director of       United States
                              New York, NY 10010         Taxes
                              USA


                                  SCHEDULE A-15

        EXECUTIVE OFFICERS AND DIRECTORS OF DLJ MERCHANT BANKING II, INC.

The following sets forth the name, business address, present principal occupation and citizenship of each director and executive officer of DLJ Merchant Banking II, Inc. The business address of DLJ Merchant Banking II, Inc. is Eleven Madison Avenue, New York, New York 10010.


Name                         Business Address          Title                              Citizenship
----                         ----------------          -----                              -----------
Nicole S. Arnaboldi          Eleven Madison Avenue     Board Member and                   United States
                             New York, NY 10010        Managing Director
                             USA

Thompson Dean                466 Lexington Avenue      Board Member                       United States
                             New York, NY 10017
                             USA

George R. Hornig             Eleven Madison Avenue     Board Member                       United States
                             New York, NY 10010
                             USA

Carlos Garcia                ADVA. Bouchard #547       Managing Director                  Argentina
                             1106 Buenos Aires
                             Argentina

Raymond M. Disco             Eleven Madison Avenue     Treasurer                          United States
                             New York, NY 10010
                             USA

Edward A. Poletti            Eleven Madison Avenue     Board Member and Senior Vice       United States
                             New York, NY 10010        President
                             USA

Frank DeCongelio             One Madison Avenue        Vice President and Bank Account    United States
                             New York, NY 10010        Officer
                             USA

John S. Ficarra              Eleven Madison Avenue     Vice President                     United States
                             New York, NY 10010
                             USA

Michael S. Isikow            Eleven Madison Avenue     Vice President                     United States
                             New York, NY 10010
                             USA

Kenneth J. Lohsen            Eleven Madison Avenue     Vice President                     United States
                             New York, NY 10010
                             USA

Thomas Prevost               Eleven Madison Avenue     Vice President and Director of     United States
                             New York, NY 10010        Taxes
                             USA

William L. Spiro             Eleven Madison Avenue     Vice President                     United States
                             New York, NY 10010
                             USA

                                  SCHEDULE A-16

                       EXECUTIVE OFFICERS AND DIRECTORS OF
                 CREDIT SUISSE FIRST BOSTON PRIVATE EQUITY, INC.

The following sets forth the name, business address, present principal occupation and citizenship of each director and executive officer of Credit Suisse First Boston Private Equity, Inc. The business address of Credit Suisse First Boston Private Equity, Inc. is Eleven Madison Avenue, New York, New York 10010.


Name                          Business Address           Title                                Citizenship
----                          ----------------           -----                                -----------
George R. Hornig              Eleven Madison Avenue      Chief Operating Officer and Board    United States
                              New York, NY 10010         Member
                              USA

Edward A. Poletti             Eleven Madison Avenue      Chief Financial Officer              United States
                              New York, NY 10010
                              USA

Nicole S. Arnaboldi           Eleven Madison Avenue      Chief Operating Officer--Funds       United States
                              New York, NY 10010         Management and Board Member
                              USA

Kenneth J. Lohsen             Eleven Madison Avenue      Vice President and Controller        United States
                              New York, NY 10010
                              USA

Frank J. DeCongelio           One Madison Avenue         Vice President and Bank Account      United States
                              New York, NY 10010         Officer
                              USA

Michael Arpey                 Eleven Madison Avenue      Vice President                       United States
                              New York, NY 10010
                              USA

Ivy B. Dodes                  Eleven Madison Avenue      Vice President                       United States
                              New York, NY 10010
                              USA

Michael S. Isikow             Eleven Madison Avenue      Vice President                       United States
                              New York, NY 10010
                              USA

Sean Lammers                  Eleven Madison Avenue      Vice President                       United States
                              New York, NY 10010
                              USA

Edward S. Nadel               Eleven Madison Avenue      Vice President                       United States
                              New York, NY 10010
                              USA

Thomas Prevost                Eleven Madison Avenue      Vice President and Director of       United States
                              New York, NY 10010         Taxes
                              USA

David M. Russell              Eleven Madison Avenue      Vice President                       United States
                              New York, NY 10010
                              USA

William L. Spiro              Eleven Madison Avenue      Vice President                       United States
                              New York, NY 10010
                              USA

Mina K. Yu                    Eleven Madison Avenue      Vice President                       United States
                              New York, NY 10010
                              USA

                                  SCHEDULE A-17

                       EXECUTIVE OFFICERS AND DIRECTORS OF
                      DLJ LBO PLANS MANAGEMENT CORPORATION

The following sets forth the name, business address, present principal occupation and citizenship of each director and executive officer of DLJ LBO Plans Management Corporation. The business address of DLJ LBO Plans Management Corporation is Eleven Madison Avenue, New York, New York 10010.


Name                         Business Address           Title                                 Citizenship
----                         ----------------           -----                                 -----------
George R. Hornig             Eleven Madison Avenue      Board Member and President            United States
                             New York, NY 10010
                             USA

Joseph F. Huber              300 Four Falls Corporate   Board Member and Vice President       United States
                             300 Conshohoken State Road,
                             Suite 600
                             West Conshohoken, PA 19428
                             USA

Raymond M. Disco             Eleven Madison Avenue      Treasurer                             United States
                             New York, NY 10010
                             USA

Edward A. Poletti            Eleven Madison Avenue      Senior Vice President                 United States
                             New York, NY 10010
                             USA

James D. Allen               100 Federal Street         Vice President                        United States
                             30th Floor
                             Boston, MA 02110-1832
                             USA

Michael Arpey                Eleven Madison Avenue      Vice President                        United States
                             New York, NY 10010
                             USA

Ivy B. Dodes                 Eleven Madison Avenue      Vice President                        United States
                             New York, NY 10010
                             USA

John S. Ficarra              Eleven Madison Avenue      Vice President                        United States
                             New York, NY 10010
                             USA

Michael S. Isikow            Eleven Madison Avenue      Vice President                        United States
                             New York, NY 10010
                             USA

Matthew C. Kelly             Eleven Madison Avenue      Vice President                        United States
                             New York, NY 10010
                             USA

Kenneth J. Lohsen            Eleven Madison Avenue      Vice President                        United States
                             New York, NY 10010
                             USA

Edward S. Nadel              Eleven Madison Avenue      Vice President                        United States
                             New York, NY 10010
                             USA

Thomas Prevost               Eleven Madison Avenue      Vice President and Director of Taxes  United States
                             New York, NY 10010
                             USA

Craig L. Slutzkin            One Madison Avenue         Vice President                        United States
                             New York, NY 10010
                             USA

William L. Spiro             Eleven Madison Avenue      Vice President                        United States
                             New York, NY 10010
                             USA

Mina K. Yu                   Eleven Madison Avenue      Vice President                        United States
                             New York, NY 10010
                             USA

Frank DeCongelio             One Madison Avenue         Bank Account Officer                  United States
                             New York, NY 10010
                             USA

                                                      SCHEDULE B

                  The following table lists all trades effected by CSFB LLC and CSFB Capital in the
Company's Common Stock, Series C Preferred Stock and Series D Preferred Stock between April 11, 2005 and June 9, 2005, inclusive.

---------------------------------------------------------------------------------------------------------------------
Trade Date     Booking Entity    Buy/Sell   Product Type     Exchange     Product                    Quantity   Price
---------------------------------------------------------------------------------------------------------------------
Apr 11 2005    CSFB Capital      Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        7,000    7.33
---------------------------------------------------------------------------------------------------------------------
Apr 11 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        1,700    7.33
---------------------------------------------------------------------------------------------------------------------
Apr 11 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          800    7.35
---------------------------------------------------------------------------------------------------------------------
Apr 11 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.33
---------------------------------------------------------------------------------------------------------------------
Apr 11 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.37
---------------------------------------------------------------------------------------------------------------------
Apr 11 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        5,700    7.34
---------------------------------------------------------------------------------------------------------------------
Apr 11 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        4,100    7.34
---------------------------------------------------------------------------------------------------------------------
Apr 11 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.37
---------------------------------------------------------------------------------------------------------------------
Apr 11 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.34
---------------------------------------------------------------------------------------------------------------------
Apr 11 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.34
---------------------------------------------------------------------------------------------------------------------
Apr 11 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          300    7.32
---------------------------------------------------------------------------------------------------------------------
Apr 11 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.33
---------------------------------------------------------------------------------------------------------------------
Apr 11 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          500    7.34
---------------------------------------------------------------------------------------------------------------------
Apr 11 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.36
---------------------------------------------------------------------------------------------------------------------
Apr 11 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          500    7.33
---------------------------------------------------------------------------------------------------------------------
Apr 11 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC       12,560    7.33
---------------------------------------------------------------------------------------------------------------------
Apr 11 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC           30    7.33
---------------------------------------------------------------------------------------------------------------------
Apr 11 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          700    7.33
---------------------------------------------------------------------------------------------------------------------
Apr 11 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        1,400    7.33
---------------------------------------------------------------------------------------------------------------------
Apr 12 2005    CSFB LLC          Sell       Equity trade     OTC          ALLIED WASTE INDS INC        1,500 237.050
                                                                          PFD SR CVT D
---------------------------------------------------------------------------------------------------------------------
Apr 12 2005    CSFB LLC          Sell       Equity trade     OTC          ALLIED WASTE INDS INC        2,000 237.050
                                                                          PFD SR CVT D
---------------------------------------------------------------------------------------------------------------------
Apr 12 2005    CSFB LLC          Sell       Equity trade     OTC          ALLIED WASTE INDS INC        1,500 237.050
                                                                          PFD SR CVT D
---------------------------------------------------------------------------------------------------------------------
Apr 12 2005    CSFB LLC          Sell       Equity trade     OTC          ALLIED WASTE INDS INC        3,000 237.050
                                                                          PFD SR CVT D
---------------------------------------------------------------------------------------------------------------------
Apr 12 2005    CSFB LLC          Sell       Equity trade     OTC          ALLIED WASTE INDS INC        4,000 237.050
                                                                          PFD SR CVT D
---------------------------------------------------------------------------------------------------------------------
Apr 12 2005    CSFB LLC          Sell       Equity trade     OTC          ALLIED WASTE INDS INC        3,000 237.050
                                                                          PFD SR CVT D
---------------------------------------------------------------------------------------------------------------------
Apr 12 2005    CSFB LLC          Buy        Equity trade     OTC          ALLIED WASTE INDS INC       15,000 238.680
                                                                          PFD SR CVT D
---------------------------------------------------------------------------------------------------------------------
Apr 12 2005    CSFB Capital      Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        5,800    7.37
---------------------------------------------------------------------------------------------------------------------
Apr 12 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        1,200    7.35
---------------------------------------------------------------------------------------------------------------------
Apr 12 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        4,700    7.35
---------------------------------------------------------------------------------------------------------------------
Apr 12 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.37
---------------------------------------------------------------------------------------------------------------------
Apr 12 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          900    7.35
---------------------------------------------------------------------------------------------------------------------
Apr 12 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          900    7.35
---------------------------------------------------------------------------------------------------------------------
Apr 12 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        1,500    7.35
---------------------------------------------------------------------------------------------------------------------
Apr 12 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        2,900    7.36
---------------------------------------------------------------------------------------------------------------------
Apr 12 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        2,100    7.36
---------------------------------------------------------------------------------------------------------------------
Apr 12 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        4,100    7.35
---------------------------------------------------------------------------------------------------------------------
Apr 12 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.32
---------------------------------------------------------------------------------------------------------------------
Apr 12 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        5,100    7.34
---------------------------------------------------------------------------------------------------------------------
Apr 12 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        3,000    7.35
---------------------------------------------------------------------------------------------------------------------
Apr 12 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          300    7.35
---------------------------------------------------------------------------------------------------------------------
Apr 12 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          400    7.36
---------------------------------------------------------------------------------------------------------------------
Apr 12 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.36
---------------------------------------------------------------------------------------------------------------------
Apr 12 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.35
---------------------------------------------------------------------------------------------------------------------
Apr 12 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          900    7.31
---------------------------------------------------------------------------------------------------------------------
Apr 12 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        1,400    7.36
---------------------------------------------------------------------------------------------------------------------
Apr 12 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          600    7.36
---------------------------------------------------------------------------------------------------------------------
Apr 12 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.31
---------------------------------------------------------------------------------------------------------------------
Apr 12 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          500    7.37
---------------------------------------------------------------------------------------------------------------------
Apr 12 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          145    7.34
---------------------------------------------------------------------------------------------------------------------
Apr 12 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          285    7.37
---------------------------------------------------------------------------------------------------------------------
Apr 12 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.36
---------------------------------------------------------------------------------------------------------------------
Apr 12 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          400    7.31
---------------------------------------------------------------------------------------------------------------------
Apr 12 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.36
---------------------------------------------------------------------------------------------------------------------
Apr 13 2005    CSFB Capital      Buy        Equity trade     NYSE         ALLIED WASTE INDS INC       12,300    7.18
---------------------------------------------------------------------------------------------------------------------
Apr 13 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        1,200    7.19
---------------------------------------------------------------------------------------------------------------------
Apr 13 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          300    7.20
---------------------------------------------------------------------------------------------------------------------
Apr 13 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        5,000    7.30
---------------------------------------------------------------------------------------------------------------------
Apr 13 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          800    7.25
---------------------------------------------------------------------------------------------------------------------
Apr 13 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          500    7.20
---------------------------------------------------------------------------------------------------------------------
Apr 13 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          400    7.29
---------------------------------------------------------------------------------------------------------------------
Apr 13 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        2,500    7.21
---------------------------------------------------------------------------------------------------------------------
Apr 13 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        5,800    7.28
---------------------------------------------------------------------------------------------------------------------
Apr 13 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        1,000    7.26
---------------------------------------------------------------------------------------------------------------------
Apr 13 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        7,900    7.29
---------------------------------------------------------------------------------------------------------------------
Apr 13 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          800    7.27
---------------------------------------------------------------------------------------------------------------------
Apr 13 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          400    7.26
---------------------------------------------------------------------------------------------------------------------
Apr 13 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          900    7.19
---------------------------------------------------------------------------------------------------------------------
Apr 13 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          900    7.19
---------------------------------------------------------------------------------------------------------------------
Apr 13 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        1,400    7.19
---------------------------------------------------------------------------------------------------------------------
Apr 13 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        1,300    7.21
---------------------------------------------------------------------------------------------------------------------
Apr 13 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.33
---------------------------------------------------------------------------------------------------------------------
Apr 13 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.34
---------------------------------------------------------------------------------------------------------------------
Apr 13 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          600    7.34
---------------------------------------------------------------------------------------------------------------------
Apr 13 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          500    7.23
---------------------------------------------------------------------------------------------------------------------
Apr 13 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        1,400    7.19
---------------------------------------------------------------------------------------------------------------------
Apr 13 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC           50    7.20
---------------------------------------------------------------------------------------------------------------------
Apr 13 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          300    7.29
---------------------------------------------------------------------------------------------------------------------
Apr 13 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC           33    7.37
---------------------------------------------------------------------------------------------------------------------
Apr 13 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.18
---------------------------------------------------------------------------------------------------------------------
Apr 13 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.16
---------------------------------------------------------------------------------------------------------------------
Apr 13 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          400    7.22
---------------------------------------------------------------------------------------------------------------------
Apr 13 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.22
---------------------------------------------------------------------------------------------------------------------
Apr 13 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.17
---------------------------------------------------------------------------------------------------------------------
Apr 13 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.16
---------------------------------------------------------------------------------------------------------------------
Apr 13 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.16
---------------------------------------------------------------------------------------------------------------------
Apr 14 2005    CSFB Capital      Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        8,700    7.10
---------------------------------------------------------------------------------------------------------------------
Apr 14 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        3,800    7.10
---------------------------------------------------------------------------------------------------------------------
Apr 14 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          800    7.11
---------------------------------------------------------------------------------------------------------------------
Apr 14 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        3,900    7.13
---------------------------------------------------------------------------------------------------------------------
Apr 14 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          500    7.11
---------------------------------------------------------------------------------------------------------------------
Apr 14 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        2,200    7.11
---------------------------------------------------------------------------------------------------------------------
Apr 14 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        2,200    7.10
---------------------------------------------------------------------------------------------------------------------
Apr 14 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC            3    7.15
---------------------------------------------------------------------------------------------------------------------
Apr 14 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        1,600    7.10
---------------------------------------------------------------------------------------------------------------------
Apr 14 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.14
---------------------------------------------------------------------------------------------------------------------
Apr 14 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          500    7.13
---------------------------------------------------------------------------------------------------------------------
Apr 14 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          300    7.14
---------------------------------------------------------------------------------------------------------------------
Apr 14 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        4,800    7.13
---------------------------------------------------------------------------------------------------------------------
Apr 14 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        1,800    7.10
---------------------------------------------------------------------------------------------------------------------
Apr 14 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        2,700    7.11
---------------------------------------------------------------------------------------------------------------------
Apr 14 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        3,800    7.11
---------------------------------------------------------------------------------------------------------------------
Apr 14 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          300    7.14
---------------------------------------------------------------------------------------------------------------------
Apr 14 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        9,300    7.13
---------------------------------------------------------------------------------------------------------------------
Apr 14 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        1,500    7.09
---------------------------------------------------------------------------------------------------------------------
Apr 14 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        1,700    7.10
---------------------------------------------------------------------------------------------------------------------
Apr 14 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          400    7.10
---------------------------------------------------------------------------------------------------------------------
Apr 14 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.11
---------------------------------------------------------------------------------------------------------------------
Apr 14 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          300    7.10
---------------------------------------------------------------------------------------------------------------------
Apr 14 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        5,100    7.10
---------------------------------------------------------------------------------------------------------------------
Apr 14 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          300    7.10
---------------------------------------------------------------------------------------------------------------------
Apr 14 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.10
---------------------------------------------------------------------------------------------------------------------
Apr 14 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.11
---------------------------------------------------------------------------------------------------------------------
Apr 14 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        1,400    7.14
---------------------------------------------------------------------------------------------------------------------
Apr 14 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC           42    7.13
---------------------------------------------------------------------------------------------------------------------
Apr 14 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          400    7.10
---------------------------------------------------------------------------------------------------------------------
Apr 14 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          900    7.12
---------------------------------------------------------------------------------------------------------------------
Apr 14 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          300    7.12
---------------------------------------------------------------------------------------------------------------------
Apr 15 2005    CSFB Capital      Buy        Equity trade     NYSE         ALLIED WASTE INDS INC       14,100    7.01
---------------------------------------------------------------------------------------------------------------------
Apr 15 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        7,661    7.10
---------------------------------------------------------------------------------------------------------------------
Apr 15 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        4,700    7.01
---------------------------------------------------------------------------------------------------------------------
Apr 15 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        1,700    6.98
---------------------------------------------------------------------------------------------------------------------
Apr 15 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        7,200    6.97
---------------------------------------------------------------------------------------------------------------------
Apr 15 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          400    7.03
---------------------------------------------------------------------------------------------------------------------
Apr 15 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        2,100    6.99
---------------------------------------------------------------------------------------------------------------------
Apr 15 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.00
---------------------------------------------------------------------------------------------------------------------
Apr 15 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          300    6.99
---------------------------------------------------------------------------------------------------------------------
Apr 15 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        2,100    6.99
---------------------------------------------------------------------------------------------------------------------
Apr 15 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        6,300    7.10
---------------------------------------------------------------------------------------------------------------------
Apr 15 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        2,100    6.99
---------------------------------------------------------------------------------------------------------------------
Apr 15 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.02
---------------------------------------------------------------------------------------------------------------------
Apr 15 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          700    7.10
---------------------------------------------------------------------------------------------------------------------
Apr 15 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        4,100    7.02
---------------------------------------------------------------------------------------------------------------------
Apr 15 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        5,300    7.00
---------------------------------------------------------------------------------------------------------------------
Apr 15 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        3,200    7.03
---------------------------------------------------------------------------------------------------------------------
Apr 15 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.03
---------------------------------------------------------------------------------------------------------------------
Apr 15 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          300    7.09
---------------------------------------------------------------------------------------------------------------------
Apr 15 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          400    6.98
---------------------------------------------------------------------------------------------------------------------
Apr 15 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        3,300    6.99
---------------------------------------------------------------------------------------------------------------------
Apr 15 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        1,700    6.98
---------------------------------------------------------------------------------------------------------------------
Apr 15 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          500    7.03
---------------------------------------------------------------------------------------------------------------------
Apr 15 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          700    6.97
---------------------------------------------------------------------------------------------------------------------
Apr 15 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          200    6.96
---------------------------------------------------------------------------------------------------------------------
Apr 15 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          445    7.00
---------------------------------------------------------------------------------------------------------------------
Apr 15 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        1,600    7.01
---------------------------------------------------------------------------------------------------------------------
Apr 15 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.00
---------------------------------------------------------------------------------------------------------------------
Apr 15 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          100    6.98
---------------------------------------------------------------------------------------------------------------------
Apr 15 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        1,100    7.01
---------------------------------------------------------------------------------------------------------------------
Apr 15 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          300    7.02
---------------------------------------------------------------------------------------------------------------------
Apr 18 2005    CSFB Capital      Buy        Equity trade     NYSE         ALLIED WASTE INDS INC       14,100    7.07
---------------------------------------------------------------------------------------------------------------------
Apr 18 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          300    7.05
---------------------------------------------------------------------------------------------------------------------
Apr 18 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.06
---------------------------------------------------------------------------------------------------------------------
Apr 18 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          400    7.05
---------------------------------------------------------------------------------------------------------------------
Apr 18 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.05
---------------------------------------------------------------------------------------------------------------------
Apr 18 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          200    6.99
---------------------------------------------------------------------------------------------------------------------
Apr 18 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC       27,100    7.03
---------------------------------------------------------------------------------------------------------------------
Apr 18 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        2,800    7.06
---------------------------------------------------------------------------------------------------------------------
Apr 18 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          300    7.07
---------------------------------------------------------------------------------------------------------------------
Apr 18 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.09
---------------------------------------------------------------------------------------------------------------------
Apr 18 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        3,200    7.04
---------------------------------------------------------------------------------------------------------------------
Apr 18 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        1,200    7.00
---------------------------------------------------------------------------------------------------------------------
Apr 18 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          400    7.05
---------------------------------------------------------------------------------------------------------------------
Apr 18 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          500    7.02
---------------------------------------------------------------------------------------------------------------------
Apr 18 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          375    6.97
---------------------------------------------------------------------------------------------------------------------
Apr 18 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC           25    7.02
---------------------------------------------------------------------------------------------------------------------
Apr 18 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.09
---------------------------------------------------------------------------------------------------------------------
Apr 18 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        6,800    7.02
---------------------------------------------------------------------------------------------------------------------
Apr 18 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC           31    7.02
---------------------------------------------------------------------------------------------------------------------
Apr 18 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.01
---------------------------------------------------------------------------------------------------------------------
Apr 19 2005    CSFB Capital      Buy        Equity trade     NYSE         ALLIED WASTE INDS INC       14,000    7.02
---------------------------------------------------------------------------------------------------------------------
Apr 19 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        3,100    7.02
---------------------------------------------------------------------------------------------------------------------
Apr 19 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.03
---------------------------------------------------------------------------------------------------------------------
Apr 19 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.06
---------------------------------------------------------------------------------------------------------------------
Apr 19 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.03
---------------------------------------------------------------------------------------------------------------------
Apr 19 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        2,400    7.02
---------------------------------------------------------------------------------------------------------------------
Apr 19 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          400    7.01
---------------------------------------------------------------------------------------------------------------------
Apr 19 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          400    7.01
---------------------------------------------------------------------------------------------------------------------
Apr 19 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        2,500    7.02
---------------------------------------------------------------------------------------------------------------------
Apr 19 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          200    6.99
---------------------------------------------------------------------------------------------------------------------
Apr 19 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          500    7.04
---------------------------------------------------------------------------------------------------------------------
Apr 19 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          500    7.00
---------------------------------------------------------------------------------------------------------------------
Apr 19 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        2,200    7.02
---------------------------------------------------------------------------------------------------------------------
Apr 19 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.01
---------------------------------------------------------------------------------------------------------------------
Apr 19 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        1,200    7.02
---------------------------------------------------------------------------------------------------------------------
Apr 19 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          500    7.00
---------------------------------------------------------------------------------------------------------------------
Apr 19 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          100    6.99
---------------------------------------------------------------------------------------------------------------------
Apr 19 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          400    7.00
---------------------------------------------------------------------------------------------------------------------
Apr 19 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          700    7.02
---------------------------------------------------------------------------------------------------------------------
Apr 19 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC           36    7.01
---------------------------------------------------------------------------------------------------------------------
Apr 19 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.03
---------------------------------------------------------------------------------------------------------------------
Apr 19 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.02
---------------------------------------------------------------------------------------------------------------------
Apr 19 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.02
---------------------------------------------------------------------------------------------------------------------
Apr 19 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.02
---------------------------------------------------------------------------------------------------------------------
Apr 20 2005    CSFB Capital      Buy        Equity trade     NYSE         ALLIED WASTE INDS INC       17,800    7.05
---------------------------------------------------------------------------------------------------------------------
Apr 20 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        6,700    7.05
---------------------------------------------------------------------------------------------------------------------
Apr 20 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          500    7.05
---------------------------------------------------------------------------------------------------------------------
Apr 20 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.05
---------------------------------------------------------------------------------------------------------------------
Apr 20 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        1,000    7.05
---------------------------------------------------------------------------------------------------------------------
Apr 20 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.04
---------------------------------------------------------------------------------------------------------------------
Apr 20 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        7,500    7.01
---------------------------------------------------------------------------------------------------------------------
Apr 20 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        6,000    7.03
---------------------------------------------------------------------------------------------------------------------
Apr 20 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          400    6.98
---------------------------------------------------------------------------------------------------------------------
Apr 20 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          300    7.01
---------------------------------------------------------------------------------------------------------------------
Apr 20 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.01
---------------------------------------------------------------------------------------------------------------------
Apr 20 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        2,100    7.03
---------------------------------------------------------------------------------------------------------------------
Apr 20 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        2,800    7.04
---------------------------------------------------------------------------------------------------------------------
Apr 20 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        1,000    7.04
---------------------------------------------------------------------------------------------------------------------
Apr 20 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.04
---------------------------------------------------------------------------------------------------------------------
Apr 20 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          800    6.98
---------------------------------------------------------------------------------------------------------------------
Apr 20 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          900    6.98
---------------------------------------------------------------------------------------------------------------------
Apr 20 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          300    6.98
---------------------------------------------------------------------------------------------------------------------
Apr 20 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          400    6.97
---------------------------------------------------------------------------------------------------------------------
Apr 20 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          500    6.95
---------------------------------------------------------------------------------------------------------------------
Apr 20 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        6,300    7.04
---------------------------------------------------------------------------------------------------------------------
Apr 20 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.04
---------------------------------------------------------------------------------------------------------------------
Apr 20 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        1,700    7.04
---------------------------------------------------------------------------------------------------------------------
Apr 20 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.00
---------------------------------------------------------------------------------------------------------------------
Apr 20 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.05
---------------------------------------------------------------------------------------------------------------------
Apr 20 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          100    6.98
---------------------------------------------------------------------------------------------------------------------
Apr 20 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          100    6.97
---------------------------------------------------------------------------------------------------------------------
Apr 20 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.06
---------------------------------------------------------------------------------------------------------------------
Apr 20 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          300    7.02
---------------------------------------------------------------------------------------------------------------------
Apr 20 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        5,200    7.05
---------------------------------------------------------------------------------------------------------------------
Apr 20 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.05
---------------------------------------------------------------------------------------------------------------------
Apr 20 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          300    7.05
---------------------------------------------------------------------------------------------------------------------
Apr 21 2005    CSFB LLC          Buy        Equity trade     OTC          ALLIED WASTE INDS INC        5,000 231.900
                                                                          PFD SR CVT D
---------------------------------------------------------------------------------------------------------------------
Apr 21 2005    CSFB LLC          Buy        Equity trade     OTC          ALLIED WASTE INDS INC        5,000 231.900
                                                                          PFD SR CVT D
---------------------------------------------------------------------------------------------------------------------
Apr 21 2005    CSFB LLC          Buy        Equity trade     OTC          ALLIED WASTE INDS INC        5,000 231.900
                                                                          PFD SR CVT D
---------------------------------------------------------------------------------------------------------------------
Apr 21 2005    CSFB Capital      Buy        Equity trade     NYSE         ALLIED WASTE INDS INC       12,700    7.10
---------------------------------------------------------------------------------------------------------------------
Apr 21 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC      100,000    7.18
---------------------------------------------------------------------------------------------------------------------
Apr 21 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        2,300    7.12
---------------------------------------------------------------------------------------------------------------------
Apr 21 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          107    7.10
---------------------------------------------------------------------------------------------------------------------
Apr 21 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.11
---------------------------------------------------------------------------------------------------------------------
Apr 21 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          600    7.06
---------------------------------------------------------------------------------------------------------------------
Apr 21 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          300    7.18
---------------------------------------------------------------------------------------------------------------------
Apr 21 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC       29,100    7.10
---------------------------------------------------------------------------------------------------------------------
Apr 21 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.16
---------------------------------------------------------------------------------------------------------------------
Apr 21 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        2,800    7.08
---------------------------------------------------------------------------------------------------------------------
Apr 21 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          600    7.19
---------------------------------------------------------------------------------------------------------------------
Apr 21 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        2,800    7.13
---------------------------------------------------------------------------------------------------------------------
Apr 21 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          300    7.15
---------------------------------------------------------------------------------------------------------------------
Apr 21 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          127    7.12
---------------------------------------------------------------------------------------------------------------------
Apr 21 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        1,400    7.10
---------------------------------------------------------------------------------------------------------------------
Apr 21 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        5,500    7.12
---------------------------------------------------------------------------------------------------------------------
Apr 21 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          500    7.07
---------------------------------------------------------------------------------------------------------------------
Apr 21 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          500    7.08
---------------------------------------------------------------------------------------------------------------------
Apr 21 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          600    7.18
---------------------------------------------------------------------------------------------------------------------
Apr 21 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          400    7.12
---------------------------------------------------------------------------------------------------------------------
Apr 21 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        1,000    7.08
---------------------------------------------------------------------------------------------------------------------
Apr 21 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        2,200    7.12
---------------------------------------------------------------------------------------------------------------------
Apr 21 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        7,900    7.09
---------------------------------------------------------------------------------------------------------------------
Apr 21 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.09
---------------------------------------------------------------------------------------------------------------------
Apr 21 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.16
---------------------------------------------------------------------------------------------------------------------
Apr 21 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        7,000    7.10
---------------------------------------------------------------------------------------------------------------------
Apr 21 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          600    7.11
---------------------------------------------------------------------------------------------------------------------
Apr 21 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        1,600    7.12
---------------------------------------------------------------------------------------------------------------------
Apr 21 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC           27    7.11
---------------------------------------------------------------------------------------------------------------------
Apr 21 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          800    7.11
---------------------------------------------------------------------------------------------------------------------
Apr 21 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC           74    7.12
---------------------------------------------------------------------------------------------------------------------
Apr 21 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          800    7.10
---------------------------------------------------------------------------------------------------------------------
Apr 21 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.10
---------------------------------------------------------------------------------------------------------------------
Apr 22 2005    CSFB Capital      Buy        Equity trade     NYSE         ALLIED WASTE INDS INC       12,500    7.09
---------------------------------------------------------------------------------------------------------------------
Apr 22 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        3,200    7.12
---------------------------------------------------------------------------------------------------------------------
Apr 22 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC       15,000    7.18
---------------------------------------------------------------------------------------------------------------------
Apr 22 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        4,400    7.10
---------------------------------------------------------------------------------------------------------------------
Apr 22 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          600    7.11
---------------------------------------------------------------------------------------------------------------------
Apr 22 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          376    7.10
---------------------------------------------------------------------------------------------------------------------
Apr 22 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          700    7.12
---------------------------------------------------------------------------------------------------------------------
Apr 22 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.10
---------------------------------------------------------------------------------------------------------------------
Apr 22 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          400    7.08
---------------------------------------------------------------------------------------------------------------------
Apr 22 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.13
---------------------------------------------------------------------------------------------------------------------
Apr 22 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        2,200    7.10
---------------------------------------------------------------------------------------------------------------------
Apr 22 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          300    7.08
---------------------------------------------------------------------------------------------------------------------
Apr 22 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        3,600    7.11
---------------------------------------------------------------------------------------------------------------------
Apr 22 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        2,000    7.09
---------------------------------------------------------------------------------------------------------------------
Apr 22 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        2,700    7.09
---------------------------------------------------------------------------------------------------------------------
Apr 22 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        5,100    7.10
---------------------------------------------------------------------------------------------------------------------
Apr 22 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        2,000    7.11
---------------------------------------------------------------------------------------------------------------------
Apr 22 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        6,800    7.11
---------------------------------------------------------------------------------------------------------------------
Apr 22 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          500    7.09
---------------------------------------------------------------------------------------------------------------------
Apr 22 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          500    7.09
---------------------------------------------------------------------------------------------------------------------
Apr 22 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        1,500    7.14
---------------------------------------------------------------------------------------------------------------------
Apr 22 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          600    7.13
---------------------------------------------------------------------------------------------------------------------
Apr 22 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        1,300    7.09
---------------------------------------------------------------------------------------------------------------------
Apr 22 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.20
---------------------------------------------------------------------------------------------------------------------
Apr 22 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          300    7.07
---------------------------------------------------------------------------------------------------------------------
Apr 22 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.09
---------------------------------------------------------------------------------------------------------------------
Apr 22 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          300    7.09
---------------------------------------------------------------------------------------------------------------------
Apr 22 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          400    7.12
---------------------------------------------------------------------------------------------------------------------
Apr 22 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        1,100    7.09
---------------------------------------------------------------------------------------------------------------------
Apr 22 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          400    7.10
---------------------------------------------------------------------------------------------------------------------
Apr 22 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.07
---------------------------------------------------------------------------------------------------------------------
Apr 22 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          400    7.09
---------------------------------------------------------------------------------------------------------------------
Apr 22 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC       18,100    7.10
---------------------------------------------------------------------------------------------------------------------
Apr 22 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        3,000    7.10
---------------------------------------------------------------------------------------------------------------------
Apr 22 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        6,400    7.10
---------------------------------------------------------------------------------------------------------------------
Apr 22 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        3,800    7.10
---------------------------------------------------------------------------------------------------------------------
Apr 22 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        6,400    7.10
---------------------------------------------------------------------------------------------------------------------
Apr 25 2005    CSFB Capital      Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        7,900    7.18
---------------------------------------------------------------------------------------------------------------------
Apr 25 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        4,700    7.18
---------------------------------------------------------------------------------------------------------------------
Apr 25 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        1,144    7.11
---------------------------------------------------------------------------------------------------------------------
Apr 25 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        8,300    7.14
---------------------------------------------------------------------------------------------------------------------
Apr 25 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        2,500    7.15
---------------------------------------------------------------------------------------------------------------------
Apr 25 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.18
---------------------------------------------------------------------------------------------------------------------
Apr 25 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          600    7.10
---------------------------------------------------------------------------------------------------------------------
Apr 25 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          400    7.14
---------------------------------------------------------------------------------------------------------------------
Apr 25 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          300    7.13
---------------------------------------------------------------------------------------------------------------------
Apr 25 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          500    7.18
---------------------------------------------------------------------------------------------------------------------
Apr 25 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        8,100    7.11
---------------------------------------------------------------------------------------------------------------------
Apr 25 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        1,500    7.15
---------------------------------------------------------------------------------------------------------------------
Apr 25 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        5,500    7.13
---------------------------------------------------------------------------------------------------------------------
Apr 25 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        1,500    7.18
---------------------------------------------------------------------------------------------------------------------
Apr 25 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          700    7.18
---------------------------------------------------------------------------------------------------------------------
Apr 25 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.16
---------------------------------------------------------------------------------------------------------------------
Apr 25 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          600    7.18
---------------------------------------------------------------------------------------------------------------------
Apr 25 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          400    7.14
---------------------------------------------------------------------------------------------------------------------
Apr 25 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.18
---------------------------------------------------------------------------------------------------------------------
Apr 25 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.12
---------------------------------------------------------------------------------------------------------------------
Apr 25 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.14
---------------------------------------------------------------------------------------------------------------------
Apr 25 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        1,100    7.11
---------------------------------------------------------------------------------------------------------------------
Apr 25 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        1,300    7.15
---------------------------------------------------------------------------------------------------------------------
Apr 25 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.14
---------------------------------------------------------------------------------------------------------------------
Apr 25 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          300    7.12
---------------------------------------------------------------------------------------------------------------------
Apr 25 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          300    7.17
---------------------------------------------------------------------------------------------------------------------
Apr 25 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          800    7.18
---------------------------------------------------------------------------------------------------------------------
Apr 25 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          300    7.16
---------------------------------------------------------------------------------------------------------------------
Apr 25 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC           50    7.17
---------------------------------------------------------------------------------------------------------------------
Apr 25 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC       14,800    7.19
---------------------------------------------------------------------------------------------------------------------
Apr 26 2005    CSFB Capital      Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        4,600    7.07
---------------------------------------------------------------------------------------------------------------------
Apr 26 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        1,900    7.13
---------------------------------------------------------------------------------------------------------------------
Apr 26 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          400    7.15
---------------------------------------------------------------------------------------------------------------------
Apr 26 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        1,348    7.13
---------------------------------------------------------------------------------------------------------------------
Apr 26 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          148    7.16
---------------------------------------------------------------------------------------------------------------------
Apr 26 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        2,300    7.08
---------------------------------------------------------------------------------------------------------------------
Apr 26 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        3,200    7.13
---------------------------------------------------------------------------------------------------------------------
Apr 26 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        1,500    7.13
---------------------------------------------------------------------------------------------------------------------
Apr 26 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.15
---------------------------------------------------------------------------------------------------------------------
Apr 26 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.11
---------------------------------------------------------------------------------------------------------------------
Apr 26 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.16
---------------------------------------------------------------------------------------------------------------------
Apr 26 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        1,000    7.16
---------------------------------------------------------------------------------------------------------------------
Apr 26 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          300    7.08
---------------------------------------------------------------------------------------------------------------------
Apr 26 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          281    7.11
---------------------------------------------------------------------------------------------------------------------
Apr 26 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        6,000    7.13
---------------------------------------------------------------------------------------------------------------------
Apr 26 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          300    7.16
---------------------------------------------------------------------------------------------------------------------
Apr 26 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.16
---------------------------------------------------------------------------------------------------------------------
Apr 26 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.16
---------------------------------------------------------------------------------------------------------------------
Apr 26 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          500    7.16
---------------------------------------------------------------------------------------------------------------------
Apr 26 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.16
---------------------------------------------------------------------------------------------------------------------
Apr 26 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          300    7.17
---------------------------------------------------------------------------------------------------------------------
Apr 26 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          300    7.13
---------------------------------------------------------------------------------------------------------------------
Apr 26 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.12
---------------------------------------------------------------------------------------------------------------------
Apr 26 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.11
---------------------------------------------------------------------------------------------------------------------
Apr 26 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          500    7.14
---------------------------------------------------------------------------------------------------------------------
Apr 27 2005    CSFB LLC          Buy        Equity Trade     OTC          ALLIED WASTE INDS INC          200   43.75
                                                                          PFD SR CVT C
---------------------------------------------------------------------------------------------------------------------
Apr 27 2005    CSFB LLC          Buy        Equity Trade     OTC          ALLIED WASTE INDS INC          300   43.75
                                                                          PFD SR CVT C
---------------------------------------------------------------------------------------------------------------------
Apr 27 2005    CSFB LLC          Buy        Equity trade     OTC          ALLIED WASTE INDS INC       10,000 243.440
                                                                          PFD SR CVT D
---------------------------------------------------------------------------------------------------------------------
Apr 27 2005    CSFB LLC          Sell       Equity trade     OTC          ALLIED WASTE INDS INC       12,500 236.620
                                                                          PFD SR CVT D
---------------------------------------------------------------------------------------------------------------------
Apr 27 2005    CSFB Capital      Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        6,100    7.96
---------------------------------------------------------------------------------------------------------------------
Apr 27 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC      287,500    7.34
---------------------------------------------------------------------------------------------------------------------
Apr 27 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC       12,500    7.34
---------------------------------------------------------------------------------------------------------------------
Apr 27 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC      200,000    7.62
---------------------------------------------------------------------------------------------------------------------
Apr 27 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.97
---------------------------------------------------------------------------------------------------------------------
Apr 27 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.93
---------------------------------------------------------------------------------------------------------------------
Apr 27 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          400    7.59
---------------------------------------------------------------------------------------------------------------------
Apr 27 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        9,200    7.64
---------------------------------------------------------------------------------------------------------------------
Apr 27 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.98
---------------------------------------------------------------------------------------------------------------------
Apr 27 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          900    7.97
---------------------------------------------------------------------------------------------------------------------
Apr 27 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        5,600    7.61
---------------------------------------------------------------------------------------------------------------------
Apr 27 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC       10,800    7.61
---------------------------------------------------------------------------------------------------------------------
Apr 27 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        6,300    7.92
---------------------------------------------------------------------------------------------------------------------
Apr 27 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.83
---------------------------------------------------------------------------------------------------------------------
Apr 27 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        6,500    7.40
---------------------------------------------------------------------------------------------------------------------
Apr 27 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        1,700    7.78
---------------------------------------------------------------------------------------------------------------------
Apr 27 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        1,500    7.87
---------------------------------------------------------------------------------------------------------------------
Apr 27 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        1,400    7.88
---------------------------------------------------------------------------------------------------------------------
Apr 27 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        1,400    7.87
---------------------------------------------------------------------------------------------------------------------
Apr 27 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          900    7.55
---------------------------------------------------------------------------------------------------------------------
Apr 27 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        8,000    7.97
---------------------------------------------------------------------------------------------------------------------
Apr 27 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          600    7.84
---------------------------------------------------------------------------------------------------------------------
Apr 27 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        2,500    7.53
---------------------------------------------------------------------------------------------------------------------
Apr 27 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC       12,700    7.45
---------------------------------------------------------------------------------------------------------------------
Apr 27 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          400    7.54
---------------------------------------------------------------------------------------------------------------------
Apr 27 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC       12,900    7.96
---------------------------------------------------------------------------------------------------------------------
Apr 27 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        1,400    7.88
---------------------------------------------------------------------------------------------------------------------
Apr 27 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        8,900    7.51
---------------------------------------------------------------------------------------------------------------------
Apr 27 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        3,000    7.96
---------------------------------------------------------------------------------------------------------------------
Apr 27 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        5,000    7.40
---------------------------------------------------------------------------------------------------------------------
Apr 27 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          500    7.80
---------------------------------------------------------------------------------------------------------------------
Apr 27 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC       47,200    7.55
---------------------------------------------------------------------------------------------------------------------
Apr 27 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          148    7.69
---------------------------------------------------------------------------------------------------------------------
Apr 27 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          500    7.62
---------------------------------------------------------------------------------------------------------------------
Apr 27 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        2,200    7.39
---------------------------------------------------------------------------------------------------------------------
Apr 27 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        1,500    7.60
---------------------------------------------------------------------------------------------------------------------
Apr 27 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        1,200    7.53
---------------------------------------------------------------------------------------------------------------------
Apr 27 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.65
---------------------------------------------------------------------------------------------------------------------
Apr 27 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        1,400    7.92
---------------------------------------------------------------------------------------------------------------------
Apr 27 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        2,200    7.91
---------------------------------------------------------------------------------------------------------------------
Apr 27 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.94
---------------------------------------------------------------------------------------------------------------------
Apr 27 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          400    7.51
---------------------------------------------------------------------------------------------------------------------
Apr 27 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        1,600    7.96
---------------------------------------------------------------------------------------------------------------------
Apr 27 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC           24    7.62
---------------------------------------------------------------------------------------------------------------------
Apr 27 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.60
---------------------------------------------------------------------------------------------------------------------
Apr 27 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        9,200    7.62
---------------------------------------------------------------------------------------------------------------------
Apr 27 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.76
---------------------------------------------------------------------------------------------------------------------
Apr 27 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.40
---------------------------------------------------------------------------------------------------------------------
Apr 27 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC           88    7.95
---------------------------------------------------------------------------------------------------------------------
Apr 27 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.94
---------------------------------------------------------------------------------------------------------------------
Apr 28 2005    CSFB Capital      Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        1,600    7.69
---------------------------------------------------------------------------------------------------------------------
Apr 28 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        8,100    7.71
---------------------------------------------------------------------------------------------------------------------
Apr 28 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        3,400    7.78
---------------------------------------------------------------------------------------------------------------------
Apr 28 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        7,100    7.73
---------------------------------------------------------------------------------------------------------------------
Apr 28 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        4,100    7.69
---------------------------------------------------------------------------------------------------------------------
Apr 28 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        1,000    7.83
---------------------------------------------------------------------------------------------------------------------
Apr 28 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          500    7.71
---------------------------------------------------------------------------------------------------------------------
Apr 28 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        5,200    7.69
---------------------------------------------------------------------------------------------------------------------
Apr 28 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          700    7.75
---------------------------------------------------------------------------------------------------------------------
Apr 28 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          500    7.69
---------------------------------------------------------------------------------------------------------------------
Apr 28 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        7,200    7.69
---------------------------------------------------------------------------------------------------------------------
Apr 28 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          500    7.64
---------------------------------------------------------------------------------------------------------------------
Apr 28 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        1,100    7.66
---------------------------------------------------------------------------------------------------------------------
Apr 28 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          500    7.65
---------------------------------------------------------------------------------------------------------------------
Apr 28 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        9,800    8.08
---------------------------------------------------------------------------------------------------------------------
Apr 28 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        3,800    7.78
---------------------------------------------------------------------------------------------------------------------
Apr 28 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        6,200    7.73
---------------------------------------------------------------------------------------------------------------------
Apr 28 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.98
---------------------------------------------------------------------------------------------------------------------
Apr 28 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.75
---------------------------------------------------------------------------------------------------------------------
Apr 28 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          900    7.67
---------------------------------------------------------------------------------------------------------------------
Apr 28 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          600    7.69
---------------------------------------------------------------------------------------------------------------------
Apr 28 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        7,450    8.01
---------------------------------------------------------------------------------------------------------------------
Apr 28 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          400    7.82
---------------------------------------------------------------------------------------------------------------------
Apr 28 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          164    7.69
---------------------------------------------------------------------------------------------------------------------
Apr 28 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.60
---------------------------------------------------------------------------------------------------------------------
Apr 28 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          300    7.69
---------------------------------------------------------------------------------------------------------------------
Apr 28 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          300    7.69
---------------------------------------------------------------------------------------------------------------------
Apr 28 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.67
---------------------------------------------------------------------------------------------------------------------
Apr 28 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          600    7.80
---------------------------------------------------------------------------------------------------------------------
Apr 28 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          900    7.68
---------------------------------------------------------------------------------------------------------------------
Apr 28 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.68
---------------------------------------------------------------------------------------------------------------------
Apr 28 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          500    7.69
---------------------------------------------------------------------------------------------------------------------
Apr 28 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          900    7.69
---------------------------------------------------------------------------------------------------------------------
Apr 28 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.69
---------------------------------------------------------------------------------------------------------------------
Apr 29 2005    CSFB Capital      Sell       Equity trade     NYSE         ALLIED WASTE INDS INC       11,000    7.97
---------------------------------------------------------------------------------------------------------------------
Apr 29 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC       55,500    7.86
---------------------------------------------------------------------------------------------------------------------
Apr 29 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.95
---------------------------------------------------------------------------------------------------------------------
Apr 29 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          400    7.95
---------------------------------------------------------------------------------------------------------------------
Apr 29 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        4,500    7.81
---------------------------------------------------------------------------------------------------------------------
Apr 29 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        1,172    7.95
---------------------------------------------------------------------------------------------------------------------
Apr 29 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        4,000    7.98
---------------------------------------------------------------------------------------------------------------------
Apr 29 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC       25,100    7.86
---------------------------------------------------------------------------------------------------------------------
Apr 29 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          169    7.96
---------------------------------------------------------------------------------------------------------------------
Apr 29 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          400    7.91
---------------------------------------------------------------------------------------------------------------------
Apr 29 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        3,200    7.90
---------------------------------------------------------------------------------------------------------------------
Apr 29 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        3,800    7.94
---------------------------------------------------------------------------------------------------------------------
Apr 29 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          600    7.95
---------------------------------------------------------------------------------------------------------------------
Apr 29 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        3,800    7.90
---------------------------------------------------------------------------------------------------------------------
Apr 29 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.95
---------------------------------------------------------------------------------------------------------------------
Apr 29 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        2,400    7.95
---------------------------------------------------------------------------------------------------------------------
Apr 29 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        3,600    7.91
---------------------------------------------------------------------------------------------------------------------
Apr 29 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        3,000    7.95
---------------------------------------------------------------------------------------------------------------------
Apr 29 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          400    7.96
---------------------------------------------------------------------------------------------------------------------
Apr 29 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          300    7.94
---------------------------------------------------------------------------------------------------------------------
Apr 29 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          600    7.97
---------------------------------------------------------------------------------------------------------------------
Apr 29 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          500    7.96
---------------------------------------------------------------------------------------------------------------------
Apr 29 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.81
---------------------------------------------------------------------------------------------------------------------
Apr 29 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          300    7.88
---------------------------------------------------------------------------------------------------------------------
Apr 29 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          232    7.94
---------------------------------------------------------------------------------------------------------------------
Apr 29 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        5,800    7.82
---------------------------------------------------------------------------------------------------------------------
Apr 29 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          300    7.87
---------------------------------------------------------------------------------------------------------------------
Apr 29 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          300    7.93
---------------------------------------------------------------------------------------------------------------------
Apr 29 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          900    7.94
---------------------------------------------------------------------------------------------------------------------
Apr 29 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.98
---------------------------------------------------------------------------------------------------------------------
Apr 29 2005    CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        4,000    7.98
---------------------------------------------------------------------------------------------------------------------
Apr 29 2005    CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          400    7.98
---------------------------------------------------------------------------------------------------------------------
May 2 2005     CSFB LLC          Buy        Equity trade     OTC          ALLIED WASTE INDS INC        4,000 248.300
                                                                          PFD SR CVT D
---------------------------------------------------------------------------------------------------------------------
May 2 2005     CSFB Capital      Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.84
---------------------------------------------------------------------------------------------------------------------
May 2 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        8,000    7.88
---------------------------------------------------------------------------------------------------------------------
May 2 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC       80,000    7.88
---------------------------------------------------------------------------------------------------------------------
May 2 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.99
---------------------------------------------------------------------------------------------------------------------
May 2 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        2,700    7.87
---------------------------------------------------------------------------------------------------------------------
May 2 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.87
---------------------------------------------------------------------------------------------------------------------
May 2 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          800    7.86
---------------------------------------------------------------------------------------------------------------------
May 2 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        1,700    7.81
---------------------------------------------------------------------------------------------------------------------
May 2 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          400    7.83
---------------------------------------------------------------------------------------------------------------------
May 2 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC       10,800    7.82
---------------------------------------------------------------------------------------------------------------------
May 2 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        4,100    7.81
---------------------------------------------------------------------------------------------------------------------
May 2 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        4,200    7.81
---------------------------------------------------------------------------------------------------------------------
May 2 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        1,100    7.82
---------------------------------------------------------------------------------------------------------------------
May 2 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        1,800    7.84
---------------------------------------------------------------------------------------------------------------------
May 2 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          300    7.78
---------------------------------------------------------------------------------------------------------------------
May 2 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          300    7.83
---------------------------------------------------------------------------------------------------------------------
May 2 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.84
---------------------------------------------------------------------------------------------------------------------
May 2 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          900    7.93
---------------------------------------------------------------------------------------------------------------------
May 2 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.80
---------------------------------------------------------------------------------------------------------------------
May 2 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.99
---------------------------------------------------------------------------------------------------------------------
May 2 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC           52    7.95
---------------------------------------------------------------------------------------------------------------------
May 2 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          400    7.82
---------------------------------------------------------------------------------------------------------------------
May 2 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.81
---------------------------------------------------------------------------------------------------------------------
May 2 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        1,100    7.81
---------------------------------------------------------------------------------------------------------------------
May 2 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          300    7.83
---------------------------------------------------------------------------------------------------------------------
May 2 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          741    7.81
---------------------------------------------------------------------------------------------------------------------
May 2 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          169    7.84
---------------------------------------------------------------------------------------------------------------------
May 2 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.84
---------------------------------------------------------------------------------------------------------------------
May 2 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.99
---------------------------------------------------------------------------------------------------------------------
May 3 2005     CSFB LLC          Sell       Equity trade     OTC          ALLIED WASTE INDS INC        2,565 249.340
                                                                          PFD SR CVT D
---------------------------------------------------------------------------------------------------------------------
May 3 2005     CSFB LLC          Sell       Equity trade     OTC          ALLIED WASTE INDS INC        1,435 249.340
                                                                          PFD SR CVT D
---------------------------------------------------------------------------------------------------------------------
May 3 2005     CSFB LLC          Buy        Equity trade     OTC          ALLIED WASTE INDS INC        7,500 249.570
                                                                          PFD SR CVT D
---------------------------------------------------------------------------------------------------------------------
May 3 2005     CSFB Capital      Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        6,200    7.91
---------------------------------------------------------------------------------------------------------------------
May 3 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC      165,000    7.94
---------------------------------------------------------------------------------------------------------------------
May 3 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        1,600    7.87
---------------------------------------------------------------------------------------------------------------------
May 3 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        1,500    7.90
---------------------------------------------------------------------------------------------------------------------
May 3 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          400    7.91
---------------------------------------------------------------------------------------------------------------------
May 3 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          500    7.90
---------------------------------------------------------------------------------------------------------------------
May 3 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        2,100    7.90
---------------------------------------------------------------------------------------------------------------------
May 3 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.94
---------------------------------------------------------------------------------------------------------------------
May 3 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        5,200    7.88
---------------------------------------------------------------------------------------------------------------------
May 3 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        3,000    7.93
---------------------------------------------------------------------------------------------------------------------
May 3 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.87
---------------------------------------------------------------------------------------------------------------------
May 3 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          400    7.90
---------------------------------------------------------------------------------------------------------------------
May 3 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.91
---------------------------------------------------------------------------------------------------------------------
May 3 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC       84,200    7.93
---------------------------------------------------------------------------------------------------------------------
May 3 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.94
---------------------------------------------------------------------------------------------------------------------
May 3 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          400    7.93
---------------------------------------------------------------------------------------------------------------------
May 3 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.94
---------------------------------------------------------------------------------------------------------------------
May 3 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        3,100    7.91
---------------------------------------------------------------------------------------------------------------------
May 3 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          800    7.94
---------------------------------------------------------------------------------------------------------------------
May 3 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.89
---------------------------------------------------------------------------------------------------------------------
May 3 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.87
---------------------------------------------------------------------------------------------------------------------
May 3 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        1,000    7.95
---------------------------------------------------------------------------------------------------------------------
May 3 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          300    7.91
---------------------------------------------------------------------------------------------------------------------
May 3 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        3,800    7.96
---------------------------------------------------------------------------------------------------------------------
May 3 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.93
---------------------------------------------------------------------------------------------------------------------
May 3 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          600    7.86
---------------------------------------------------------------------------------------------------------------------
May 3 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC           66    7.94
---------------------------------------------------------------------------------------------------------------------
May 3 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.95
---------------------------------------------------------------------------------------------------------------------
May 3 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.96
---------------------------------------------------------------------------------------------------------------------
May 3 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.87
---------------------------------------------------------------------------------------------------------------------
May 3 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.93
---------------------------------------------------------------------------------------------------------------------
May 3 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC           49    7.89
---------------------------------------------------------------------------------------------------------------------
May 3 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.87
---------------------------------------------------------------------------------------------------------------------
May 3 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        2,300    7.87
---------------------------------------------------------------------------------------------------------------------
May 3 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          500    7.89
---------------------------------------------------------------------------------------------------------------------
May 3 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        1,200    7.90
---------------------------------------------------------------------------------------------------------------------
May 3 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        1,100    7.90
---------------------------------------------------------------------------------------------------------------------
May 4 2005     CSFB Capital      Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        4,700    7.94
---------------------------------------------------------------------------------------------------------------------
May 4 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          300    7.86
---------------------------------------------------------------------------------------------------------------------
May 4 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        2,500    7.93
---------------------------------------------------------------------------------------------------------------------
May 4 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.93
---------------------------------------------------------------------------------------------------------------------
May 4 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        1,200    7.95
---------------------------------------------------------------------------------------------------------------------
May 4 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          300    7.94
---------------------------------------------------------------------------------------------------------------------
May 4 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        5,900    7.95
---------------------------------------------------------------------------------------------------------------------
May 4 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          300    7.91
---------------------------------------------------------------------------------------------------------------------
May 4 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC       15,200    7.94
---------------------------------------------------------------------------------------------------------------------
May 4 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          800    7.94
---------------------------------------------------------------------------------------------------------------------
May 4 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.93
---------------------------------------------------------------------------------------------------------------------
May 4 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        1,200    7.94
---------------------------------------------------------------------------------------------------------------------
May 4 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.87
---------------------------------------------------------------------------------------------------------------------
May 4 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        1,700    7.94
---------------------------------------------------------------------------------------------------------------------
May 4 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          300    7.93
---------------------------------------------------------------------------------------------------------------------
May 4 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.90
---------------------------------------------------------------------------------------------------------------------
May 4 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.88
---------------------------------------------------------------------------------------------------------------------
May 4 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        2,341    7.94
---------------------------------------------------------------------------------------------------------------------
May 4 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        4,300    7.95
---------------------------------------------------------------------------------------------------------------------
May 4 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          300    7.92
---------------------------------------------------------------------------------------------------------------------
May 4 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC           13    7.90
---------------------------------------------------------------------------------------------------------------------
May 4 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.90
---------------------------------------------------------------------------------------------------------------------
May 4 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.95
---------------------------------------------------------------------------------------------------------------------
May 4 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          300    7.95
---------------------------------------------------------------------------------------------------------------------
May 4 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.98
---------------------------------------------------------------------------------------------------------------------
May 4 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        2,400    7.86
---------------------------------------------------------------------------------------------------------------------
May 4 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        1,000    7.88
---------------------------------------------------------------------------------------------------------------------
May 4 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          500    7.89
---------------------------------------------------------------------------------------------------------------------
May 4 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        1,000    7.85
---------------------------------------------------------------------------------------------------------------------
May 4 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          700    7.94
---------------------------------------------------------------------------------------------------------------------
May 4 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          400    7.92
---------------------------------------------------------------------------------------------------------------------
May 4 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.90
---------------------------------------------------------------------------------------------------------------------
May 4 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        3,400    7.94
---------------------------------------------------------------------------------------------------------------------
May 4 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        2,600    7.91
---------------------------------------------------------------------------------------------------------------------
May 4 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.92
---------------------------------------------------------------------------------------------------------------------
May 4 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.94
---------------------------------------------------------------------------------------------------------------------
May 4 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC           90    7.89
---------------------------------------------------------------------------------------------------------------------
May 4 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.92
---------------------------------------------------------------------------------------------------------------------
May 4 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          900    7.95
---------------------------------------------------------------------------------------------------------------------
May 4 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        4,100    7.94
---------------------------------------------------------------------------------------------------------------------
May 4 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          900    7.94
---------------------------------------------------------------------------------------------------------------------
May 4 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.92
---------------------------------------------------------------------------------------------------------------------
May 4 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          500    7.94
---------------------------------------------------------------------------------------------------------------------
May 4 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          500    7.92
---------------------------------------------------------------------------------------------------------------------
May 5 2005     CSFB Capital      Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        4,800    7.93
---------------------------------------------------------------------------------------------------------------------
May 5 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          221    7.96
---------------------------------------------------------------------------------------------------------------------
May 5 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          223    7.96
---------------------------------------------------------------------------------------------------------------------
May 5 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        1,400    7.93
---------------------------------------------------------------------------------------------------------------------
May 5 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        1,400    7.89
---------------------------------------------------------------------------------------------------------------------
May 5 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.92
---------------------------------------------------------------------------------------------------------------------
May 5 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        3,100    7.92
---------------------------------------------------------------------------------------------------------------------
May 5 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          800    7.91
---------------------------------------------------------------------------------------------------------------------
May 5 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        2,300    7.94
---------------------------------------------------------------------------------------------------------------------
May 5 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.92
---------------------------------------------------------------------------------------------------------------------
May 5 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        1,000    7.90
---------------------------------------------------------------------------------------------------------------------
May 5 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.91
---------------------------------------------------------------------------------------------------------------------
May 5 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          400    7.90
---------------------------------------------------------------------------------------------------------------------
May 5 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          400    7.94
---------------------------------------------------------------------------------------------------------------------
May 5 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          502    7.97
---------------------------------------------------------------------------------------------------------------------
May 5 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.92
---------------------------------------------------------------------------------------------------------------------
May 5 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          300    7.89
---------------------------------------------------------------------------------------------------------------------
May 5 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.95
---------------------------------------------------------------------------------------------------------------------
May 5 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        6,400    7.93
---------------------------------------------------------------------------------------------------------------------
May 5 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.89
---------------------------------------------------------------------------------------------------------------------
May 5 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          336    7.98
---------------------------------------------------------------------------------------------------------------------
May 5 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        1,300    7.95
---------------------------------------------------------------------------------------------------------------------
May 5 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        2,800    7.90
---------------------------------------------------------------------------------------------------------------------
May 5 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.91
---------------------------------------------------------------------------------------------------------------------
May 5 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.93
---------------------------------------------------------------------------------------------------------------------
May 5 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        1,300    7.92
---------------------------------------------------------------------------------------------------------------------
May 5 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.96
---------------------------------------------------------------------------------------------------------------------
May 5 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        2,800    7.92
---------------------------------------------------------------------------------------------------------------------
May 5 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          700    7.94
---------------------------------------------------------------------------------------------------------------------
May 5 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        1,000    7.93
---------------------------------------------------------------------------------------------------------------------
May 5 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          300    7.86
---------------------------------------------------------------------------------------------------------------------
May 5 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          400    7.95
---------------------------------------------------------------------------------------------------------------------
May 5 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.94
---------------------------------------------------------------------------------------------------------------------
May 5 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          400    7.91
---------------------------------------------------------------------------------------------------------------------
May 5 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.92
---------------------------------------------------------------------------------------------------------------------
May 5 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          164    7.98
---------------------------------------------------------------------------------------------------------------------
May 5 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.96
---------------------------------------------------------------------------------------------------------------------
May 5 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          600    7.93
---------------------------------------------------------------------------------------------------------------------
May 5 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.95
---------------------------------------------------------------------------------------------------------------------
May 5 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC           36    7.94
---------------------------------------------------------------------------------------------------------------------
May 5 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.91
---------------------------------------------------------------------------------------------------------------------
May 5 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          844    7.85
---------------------------------------------------------------------------------------------------------------------
May 5 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          800    7.88
---------------------------------------------------------------------------------------------------------------------
May 5 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        5,920    7.96
---------------------------------------------------------------------------------------------------------------------
May 5 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC       20,400    7.96
---------------------------------------------------------------------------------------------------------------------
May 5 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.90
---------------------------------------------------------------------------------------------------------------------
May 5 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          700    7.91
---------------------------------------------------------------------------------------------------------------------
May 5 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.92
---------------------------------------------------------------------------------------------------------------------
May 5 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.96
---------------------------------------------------------------------------------------------------------------------
May 5 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.96
---------------------------------------------------------------------------------------------------------------------
May 5 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.95
---------------------------------------------------------------------------------------------------------------------
May 5 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.95
---------------------------------------------------------------------------------------------------------------------
May 5 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          300    7.96
---------------------------------------------------------------------------------------------------------------------
May 5 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.96
---------------------------------------------------------------------------------------------------------------------
May 6 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.97
---------------------------------------------------------------------------------------------------------------------
May 6 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          800    8.03
---------------------------------------------------------------------------------------------------------------------
May 6 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          700    8.03
---------------------------------------------------------------------------------------------------------------------
May 6 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC            2    7.98
---------------------------------------------------------------------------------------------------------------------
May 6 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          200    8.00
---------------------------------------------------------------------------------------------------------------------
May 6 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        2,900    7.99
---------------------------------------------------------------------------------------------------------------------
May 6 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          700    8.01
---------------------------------------------------------------------------------------------------------------------
May 6 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          100    8.06
---------------------------------------------------------------------------------------------------------------------
May 6 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        1,700    8.02
---------------------------------------------------------------------------------------------------------------------
May 6 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        2,000    7.98
---------------------------------------------------------------------------------------------------------------------
May 6 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        1,800    7.99
---------------------------------------------------------------------------------------------------------------------
May 6 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        2,300    7.99
---------------------------------------------------------------------------------------------------------------------
May 6 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          114    7.96
---------------------------------------------------------------------------------------------------------------------
May 6 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          100    8.01
---------------------------------------------------------------------------------------------------------------------
May 6 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          200    8.03
---------------------------------------------------------------------------------------------------------------------
May 6 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        7,200    8.02
---------------------------------------------------------------------------------------------------------------------
May 6 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          700    7.96
---------------------------------------------------------------------------------------------------------------------
May 6 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        1,200    8.03
---------------------------------------------------------------------------------------------------------------------
May 6 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC        1,257    7.99
---------------------------------------------------------------------------------------------------------------------
May 6 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          100    8.06
---------------------------------------------------------------------------------------------------------------------
May 6 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          600    7.99
---------------------------------------------------------------------------------------------------------------------
May 6 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          600    7.98
---------------------------------------------------------------------------------------------------------------------
May 6 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.94
---------------------------------------------------------------------------------------------------------------------
May 6 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          300    7.97
---------------------------------------------------------------------------------------------------------------------
May 6 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.97
---------------------------------------------------------------------------------------------------------------------
May 6 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          100    7.99
---------------------------------------------------------------------------------------------------------------------
May 6 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          200    7.97
---------------------------------------------------------------------------------------------------------------------
May 6 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        1,900    7.98
---------------------------------------------------------------------------------------------------------------------
May 6 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC           57    7.99
---------------------------------------------------------------------------------------------------------------------
May 6 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          100    8.02
---------------------------------------------------------------------------------------------------------------------
May 6 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          100    8.00
---------------------------------------------------------------------------------------------------------------------
May 6 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          200    8.03
---------------------------------------------------------------------------------------------------------------------
May 6 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          300    7.94
---------------------------------------------------------------------------------------------------------------------
May 6 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC        2,300    8.03
---------------------------------------------------------------------------------------------------------------------
May 6 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          700    8.01
---------------------------------------------------------------------------------------------------------------------
May 6 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          700    7.96
---------------------------------------------------------------------------------------------------------------------
May 6 2005     CSFB LLC          Sell       Equity trade     NYSE         ALLIED WASTE INDS INC          500    7.98
---------------------------------------------------------------------------------------------------------------------
May 6 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC          167    7.97
---------------------------------------------------------------------------------------------------------------------
May 6 2005     CSFB LLC          Buy        Equity trade     NYSE         ALLIED WASTE INDS INC           49    8.02
---------------------------------------------------------------------------------------------------------------------
May 9 2005     CSFB Capital      Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC       11,800    7.98
---------------------------------------------------------------------------------------------------------------------
May 9 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          500    7.99
---------------------------------------------------------------------------------------------------------------------
May 9 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.93
---------------------------------------------------------------------------------------------------------------------
May 9 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          400    7.93
---------------------------------------------------------------------------------------------------------------------
May 9 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.98
---------------------------------------------------------------------------------------------------------------------
May 9 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          600    7.96
---------------------------------------------------------------------------------------------------------------------
May 9 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,300    7.99
---------------------------------------------------------------------------------------------------------------------
May 9 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.96
---------------------------------------------------------------------------------------------------------------------
May 9 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        2,200    7.98
---------------------------------------------------------------------------------------------------------------------
May 9 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          400    7.98
---------------------------------------------------------------------------------------------------------------------
May 9 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        3,300    7.95
---------------------------------------------------------------------------------------------------------------------
May 9 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          500    7.92
---------------------------------------------------------------------------------------------------------------------
May 9 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          400    7.96
---------------------------------------------------------------------------------------------------------------------
May 9 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        3,500    7.98
---------------------------------------------------------------------------------------------------------------------
May 9 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,700    7.97
---------------------------------------------------------------------------------------------------------------------
May 9 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          300    7.98
---------------------------------------------------------------------------------------------------------------------
May 9 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          300    8.00
---------------------------------------------------------------------------------------------------------------------
May 9 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        3,000    8.00
---------------------------------------------------------------------------------------------------------------------
May 9 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,000    7.99
---------------------------------------------------------------------------------------------------------------------
May 9 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.98
---------------------------------------------------------------------------------------------------------------------
May 9 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.94
---------------------------------------------------------------------------------------------------------------------
May 9 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          200    8.00
---------------------------------------------------------------------------------------------------------------------
May 9 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.94
---------------------------------------------------------------------------------------------------------------------
May 9 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          200    8.00
---------------------------------------------------------------------------------------------------------------------
May 9 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          500    7.97
---------------------------------------------------------------------------------------------------------------------
May 9 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,400    7.98
---------------------------------------------------------------------------------------------------------------------
May 9 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.92
---------------------------------------------------------------------------------------------------------------------
May 9 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.91
---------------------------------------------------------------------------------------------------------------------
May 9 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        4,900    7.94
---------------------------------------------------------------------------------------------------------------------
May 9 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          200    8.00
---------------------------------------------------------------------------------------------------------------------
May 9 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC           59    7.99
---------------------------------------------------------------------------------------------------------------------
May 9 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.97
---------------------------------------------------------------------------------------------------------------------
May 10 2005    CSFB Capital      Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC       11,900    7.99
---------------------------------------------------------------------------------------------------------------------
May 10 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          300    7.99
---------------------------------------------------------------------------------------------------------------------
May 10 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.99
---------------------------------------------------------------------------------------------------------------------
May 10 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,100    7.99
---------------------------------------------------------------------------------------------------------------------
May 10 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.95
---------------------------------------------------------------------------------------------------------------------
May 10 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC       10,200    7.98
---------------------------------------------------------------------------------------------------------------------
May 10 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        6,400    8.00
---------------------------------------------------------------------------------------------------------------------
May 10 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,800    7.97
---------------------------------------------------------------------------------------------------------------------
May 10 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        2,600    8.00
---------------------------------------------------------------------------------------------------------------------
May 10 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC       52,800    7.98
---------------------------------------------------------------------------------------------------------------------
May 10 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        4,600    7.99
---------------------------------------------------------------------------------------------------------------------
May 10 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.99
---------------------------------------------------------------------------------------------------------------------
May 10 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    8.03
---------------------------------------------------------------------------------------------------------------------
May 10 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          400    8.02
---------------------------------------------------------------------------------------------------------------------
May 10 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.98
---------------------------------------------------------------------------------------------------------------------
May 10 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        3,800    8.00
---------------------------------------------------------------------------------------------------------------------
May 10 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        4,000    7.99
---------------------------------------------------------------------------------------------------------------------
May 10 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.99
---------------------------------------------------------------------------------------------------------------------
May 10 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          300    8.01
---------------------------------------------------------------------------------------------------------------------
May 10 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,700    7.99
---------------------------------------------------------------------------------------------------------------------
May 10 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          600    8.00
---------------------------------------------------------------------------------------------------------------------
May 10 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.97
---------------------------------------------------------------------------------------------------------------------
May 10 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          400    8.00
---------------------------------------------------------------------------------------------------------------------
May 10 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          600    8.02
---------------------------------------------------------------------------------------------------------------------
May 10 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          900    8.01
---------------------------------------------------------------------------------------------------------------------
May 10 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.94
---------------------------------------------------------------------------------------------------------------------
May 10 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.94
---------------------------------------------------------------------------------------------------------------------
May 10 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,800    7.99
---------------------------------------------------------------------------------------------------------------------
May 10 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          100    8.01
---------------------------------------------------------------------------------------------------------------------
May 10 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,600    8.02
---------------------------------------------------------------------------------------------------------------------
May 10 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC       10,200    7.98
---------------------------------------------------------------------------------------------------------------------
May 10 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,100    7.99
---------------------------------------------------------------------------------------------------------------------
May 10 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        5,800    8.00
---------------------------------------------------------------------------------------------------------------------
May 10 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        3,300    7.99
---------------------------------------------------------------------------------------------------------------------
May 10 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        3,000    7.98
---------------------------------------------------------------------------------------------------------------------
May 10 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          200    8.00
---------------------------------------------------------------------------------------------------------------------
May 10 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          200    8.02
---------------------------------------------------------------------------------------------------------------------
May 10 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC           82    8.03
---------------------------------------------------------------------------------------------------------------------
May 10 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC           14    8.04
---------------------------------------------------------------------------------------------------------------------
May 10 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.99
---------------------------------------------------------------------------------------------------------------------
May 11 2005    CSFB Capital      Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        5,700    7.91
---------------------------------------------------------------------------------------------------------------------
May 11 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          600    7.91
---------------------------------------------------------------------------------------------------------------------
May 11 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.91
---------------------------------------------------------------------------------------------------------------------
May 11 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.91
---------------------------------------------------------------------------------------------------------------------
May 11 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          800    7.91
---------------------------------------------------------------------------------------------------------------------
May 11 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.90
---------------------------------------------------------------------------------------------------------------------
May 11 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC       43,300    7.85
---------------------------------------------------------------------------------------------------------------------
May 11 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,700    7.85
---------------------------------------------------------------------------------------------------------------------
May 11 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        2,200    7.91
---------------------------------------------------------------------------------------------------------------------
May 11 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        3,300    7.91
---------------------------------------------------------------------------------------------------------------------
May 11 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          400    7.86
---------------------------------------------------------------------------------------------------------------------
May 11 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          600    7.85
---------------------------------------------------------------------------------------------------------------------
May 11 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.90
---------------------------------------------------------------------------------------------------------------------
May 11 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,100    7.91
---------------------------------------------------------------------------------------------------------------------
May 11 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.84
---------------------------------------------------------------------------------------------------------------------
May 11 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC           61    7.92
---------------------------------------------------------------------------------------------------------------------
May 11 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          400    7.89
---------------------------------------------------------------------------------------------------------------------
May 11 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          239    7.92
---------------------------------------------------------------------------------------------------------------------
May 11 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,600    7.87
---------------------------------------------------------------------------------------------------------------------
May 11 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,300    7.85
---------------------------------------------------------------------------------------------------------------------
May 11 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.88
---------------------------------------------------------------------------------------------------------------------
May 11 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          900    7.89
---------------------------------------------------------------------------------------------------------------------
May 11 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.91
---------------------------------------------------------------------------------------------------------------------
May 11 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        3,600    7.88
---------------------------------------------------------------------------------------------------------------------
May 11 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC       21,800    7.87
---------------------------------------------------------------------------------------------------------------------
May 11 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        2,700    7.89
---------------------------------------------------------------------------------------------------------------------
May 11 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        3,500    7.92
---------------------------------------------------------------------------------------------------------------------
May 11 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          400    7.90
---------------------------------------------------------------------------------------------------------------------
May 11 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          300    7.90
---------------------------------------------------------------------------------------------------------------------
May 11 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.91
---------------------------------------------------------------------------------------------------------------------
May 11 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.92
---------------------------------------------------------------------------------------------------------------------
May 11 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          400    7.91
---------------------------------------------------------------------------------------------------------------------
May 11 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.92
---------------------------------------------------------------------------------------------------------------------
May 11 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC           24    7.82
---------------------------------------------------------------------------------------------------------------------
May 11 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.82
---------------------------------------------------------------------------------------------------------------------
May 12 2005    CSFB Capital      Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC       11,800    7.82
---------------------------------------------------------------------------------------------------------------------
May 12 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          500    7.82
---------------------------------------------------------------------------------------------------------------------
May 12 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          300    7.82
---------------------------------------------------------------------------------------------------------------------
May 12 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.82
---------------------------------------------------------------------------------------------------------------------
May 12 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,100    7.83
---------------------------------------------------------------------------------------------------------------------
May 12 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,500    7.90
---------------------------------------------------------------------------------------------------------------------
May 12 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          700    7.88
---------------------------------------------------------------------------------------------------------------------
May 12 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.81
---------------------------------------------------------------------------------------------------------------------
May 12 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          600    7.90
---------------------------------------------------------------------------------------------------------------------
May 12 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          700    7.88
---------------------------------------------------------------------------------------------------------------------
May 12 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.92
---------------------------------------------------------------------------------------------------------------------
May 12 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.87
---------------------------------------------------------------------------------------------------------------------
May 12 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          800    7.92
---------------------------------------------------------------------------------------------------------------------
May 12 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.83
---------------------------------------------------------------------------------------------------------------------
May 12 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          600    7.83
---------------------------------------------------------------------------------------------------------------------
May 12 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          700    7.84
---------------------------------------------------------------------------------------------------------------------
May 12 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.83
---------------------------------------------------------------------------------------------------------------------
May 12 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          800    7.86
---------------------------------------------------------------------------------------------------------------------
May 12 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,100    7.86
---------------------------------------------------------------------------------------------------------------------
May 12 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.84
---------------------------------------------------------------------------------------------------------------------
May 12 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.87
---------------------------------------------------------------------------------------------------------------------
May 12 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.90
---------------------------------------------------------------------------------------------------------------------
May 12 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.90
---------------------------------------------------------------------------------------------------------------------
May 12 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          900    7.89
---------------------------------------------------------------------------------------------------------------------
May 12 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,600    7.84
---------------------------------------------------------------------------------------------------------------------
May 12 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,200    7.92
---------------------------------------------------------------------------------------------------------------------
May 12 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.85
---------------------------------------------------------------------------------------------------------------------
May 12 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC       12,000    7.87
---------------------------------------------------------------------------------------------------------------------
May 12 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        2,600    7.87
---------------------------------------------------------------------------------------------------------------------
May 12 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        2,900    7.83
---------------------------------------------------------------------------------------------------------------------
May 12 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          222    7.89
---------------------------------------------------------------------------------------------------------------------
May 12 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          387    7.91
---------------------------------------------------------------------------------------------------------------------
May 12 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          415    7.90
---------------------------------------------------------------------------------------------------------------------
May 12 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.80
---------------------------------------------------------------------------------------------------------------------
May 12 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          500    7.84
---------------------------------------------------------------------------------------------------------------------
May 13 2005    CSFB Capital      Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        5,900    7.65
---------------------------------------------------------------------------------------------------------------------
May 13 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.63
---------------------------------------------------------------------------------------------------------------------
May 13 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.67
---------------------------------------------------------------------------------------------------------------------
May 13 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,100    7.67
---------------------------------------------------------------------------------------------------------------------
May 13 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          500    7.66
---------------------------------------------------------------------------------------------------------------------
May 13 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          300    7.68
---------------------------------------------------------------------------------------------------------------------
May 13 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          700    7.70
---------------------------------------------------------------------------------------------------------------------
May 13 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,300    7.71
---------------------------------------------------------------------------------------------------------------------
May 13 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.75
---------------------------------------------------------------------------------------------------------------------
May 13 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC           20    7.66
---------------------------------------------------------------------------------------------------------------------
May 13 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC           20    7.65
---------------------------------------------------------------------------------------------------------------------
May 13 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,273    7.67
---------------------------------------------------------------------------------------------------------------------
May 13 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          627    7.66
---------------------------------------------------------------------------------------------------------------------
May 13 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,000    7.72
---------------------------------------------------------------------------------------------------------------------
May 13 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.68
---------------------------------------------------------------------------------------------------------------------
May 13 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,500    7.71
---------------------------------------------------------------------------------------------------------------------
May 13 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.68
---------------------------------------------------------------------------------------------------------------------
May 13 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC           99    7.71
---------------------------------------------------------------------------------------------------------------------
May 13 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.69
---------------------------------------------------------------------------------------------------------------------
May 13 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.65
---------------------------------------------------------------------------------------------------------------------
May 13 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        3,100    7.66
---------------------------------------------------------------------------------------------------------------------
May 13 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        3,100    7.67
---------------------------------------------------------------------------------------------------------------------
May 13 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,100    7.63
---------------------------------------------------------------------------------------------------------------------
May 13 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,300    7.64
---------------------------------------------------------------------------------------------------------------------
May 13 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.65
---------------------------------------------------------------------------------------------------------------------
May 13 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        2,000    7.64
---------------------------------------------------------------------------------------------------------------------
May 13 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          800    7.65
---------------------------------------------------------------------------------------------------------------------
May 13 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.66
---------------------------------------------------------------------------------------------------------------------
May 13 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,800    7.67
---------------------------------------------------------------------------------------------------------------------
May 13 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          800    7.69
---------------------------------------------------------------------------------------------------------------------
May 13 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,300    7.66
---------------------------------------------------------------------------------------------------------------------
May 13 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.67
---------------------------------------------------------------------------------------------------------------------
May 13 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.71
---------------------------------------------------------------------------------------------------------------------
May 13 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.73
---------------------------------------------------------------------------------------------------------------------
May 13 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.70
---------------------------------------------------------------------------------------------------------------------
May 13 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.65
---------------------------------------------------------------------------------------------------------------------
May 13 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          900    7.68
---------------------------------------------------------------------------------------------------------------------
May 13 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.61
---------------------------------------------------------------------------------------------------------------------
May 13 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          400    7.71
---------------------------------------------------------------------------------------------------------------------
May 13 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.61
---------------------------------------------------------------------------------------------------------------------
May 13 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        2,100    7.66
---------------------------------------------------------------------------------------------------------------------
May 13 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,500    7.71
---------------------------------------------------------------------------------------------------------------------
May 13 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        4,300    7.70
---------------------------------------------------------------------------------------------------------------------
May 13 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          300    7.73
---------------------------------------------------------------------------------------------------------------------
May 13 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.66
---------------------------------------------------------------------------------------------------------------------
May 13 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        4,000    7.71
---------------------------------------------------------------------------------------------------------------------
May 13 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,100    7.72
---------------------------------------------------------------------------------------------------------------------
May 13 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC           74    7.74
---------------------------------------------------------------------------------------------------------------------
May 13 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC           31    7.67
---------------------------------------------------------------------------------------------------------------------
May 13 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC           44    7.74
---------------------------------------------------------------------------------------------------------------------
May 13 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC           93    7.64
---------------------------------------------------------------------------------------------------------------------
May 13 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          500    7.75
---------------------------------------------------------------------------------------------------------------------
May 13 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        7,700    7.74
---------------------------------------------------------------------------------------------------------------------
May 13 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          400    7.75
---------------------------------------------------------------------------------------------------------------------
May 13 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          300    7.64
---------------------------------------------------------------------------------------------------------------------
May 13 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.60
---------------------------------------------------------------------------------------------------------------------
May 13 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.60
---------------------------------------------------------------------------------------------------------------------
May 13 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        2,000    7.66
---------------------------------------------------------------------------------------------------------------------
May 16 2005    CSFB LLC          Buy        Equity Trade     OTC          ALLIED WASTE INDS INC       10,000  240.51
                                                                          PFD SR CVT D
---------------------------------------------------------------------------------------------------------------------
May 16 2005    CSFB Capital      Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        7,200    7.69
---------------------------------------------------------------------------------------------------------------------
May 16 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC      220,000    7.71
---------------------------------------------------------------------------------------------------------------------
May 16 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          189    7.75
---------------------------------------------------------------------------------------------------------------------
May 16 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.69
---------------------------------------------------------------------------------------------------------------------
May 16 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,100    7.66
---------------------------------------------------------------------------------------------------------------------
May 16 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        2,700    7.71
---------------------------------------------------------------------------------------------------------------------
May 16 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        3,200    7.66
---------------------------------------------------------------------------------------------------------------------
May 16 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          600    7.65
---------------------------------------------------------------------------------------------------------------------
May 16 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        2,300    7.68
---------------------------------------------------------------------------------------------------------------------
May 16 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        3,000    7.71
---------------------------------------------------------------------------------------------------------------------
May 16 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          500    7.67
---------------------------------------------------------------------------------------------------------------------
May 16 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,000    7.69
---------------------------------------------------------------------------------------------------------------------
May 16 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC       12,100    7.69
---------------------------------------------------------------------------------------------------------------------
May 16 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        2,400    7.69
---------------------------------------------------------------------------------------------------------------------
May 16 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,300    7.70
---------------------------------------------------------------------------------------------------------------------
May 16 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          800    7.67
---------------------------------------------------------------------------------------------------------------------
May 16 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.68
---------------------------------------------------------------------------------------------------------------------
May 16 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          300    7.72
---------------------------------------------------------------------------------------------------------------------
May 16 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.69
---------------------------------------------------------------------------------------------------------------------
May 16 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.71
---------------------------------------------------------------------------------------------------------------------
May 16 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.70
---------------------------------------------------------------------------------------------------------------------
May 16 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,500    7.71
---------------------------------------------------------------------------------------------------------------------
May 16 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,300    7.69
---------------------------------------------------------------------------------------------------------------------
May 16 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.67
---------------------------------------------------------------------------------------------------------------------
May 16 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC           45    7.69
---------------------------------------------------------------------------------------------------------------------
May 16 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        8,160    7.71
---------------------------------------------------------------------------------------------------------------------
May 17 2005    CSFB Capital      Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        6,300    7.69
---------------------------------------------------------------------------------------------------------------------
May 17 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC       53,000    7.55
---------------------------------------------------------------------------------------------------------------------
May 17 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC       46,500    7.53
---------------------------------------------------------------------------------------------------------------------
May 17 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        6,500    7.53
---------------------------------------------------------------------------------------------------------------------
May 17 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          500    7.67
---------------------------------------------------------------------------------------------------------------------
May 17 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          300    7.69
---------------------------------------------------------------------------------------------------------------------
May 17 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.69
---------------------------------------------------------------------------------------------------------------------
May 17 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          400    7.57
---------------------------------------------------------------------------------------------------------------------
May 17 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.56
---------------------------------------------------------------------------------------------------------------------
May 17 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        5,200    7.58
---------------------------------------------------------------------------------------------------------------------
May 17 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          800    7.58
---------------------------------------------------------------------------------------------------------------------
May 17 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        2,300    7.69
---------------------------------------------------------------------------------------------------------------------
May 17 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          800    7.59
---------------------------------------------------------------------------------------------------------------------
May 17 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.69
---------------------------------------------------------------------------------------------------------------------
May 17 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.70
---------------------------------------------------------------------------------------------------------------------
May 17 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        3,300    7.64
---------------------------------------------------------------------------------------------------------------------
May 17 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        4,300    7.63
---------------------------------------------------------------------------------------------------------------------
May 17 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,200    7.69
---------------------------------------------------------------------------------------------------------------------
May 17 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          500    7.67
---------------------------------------------------------------------------------------------------------------------
May 17 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,100    7.70
---------------------------------------------------------------------------------------------------------------------
May 17 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.69
---------------------------------------------------------------------------------------------------------------------
May 17 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,300    7.66
---------------------------------------------------------------------------------------------------------------------
May 17 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        2,500    7.67
---------------------------------------------------------------------------------------------------------------------
May 17 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          700    7.64
---------------------------------------------------------------------------------------------------------------------
May 17 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          700    7.64
---------------------------------------------------------------------------------------------------------------------
May 17 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          700    7.64
---------------------------------------------------------------------------------------------------------------------
May 17 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          700    7.64
---------------------------------------------------------------------------------------------------------------------
May 17 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          300    7.70
---------------------------------------------------------------------------------------------------------------------
May 17 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          300    7.69
---------------------------------------------------------------------------------------------------------------------
May 17 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          600    7.57
---------------------------------------------------------------------------------------------------------------------
May 17 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          600    7.59
---------------------------------------------------------------------------------------------------------------------
May 17 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC      101,232    7.71
---------------------------------------------------------------------------------------------------------------------
May 17 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        3,900    7.61
---------------------------------------------------------------------------------------------------------------------
May 17 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.57
---------------------------------------------------------------------------------------------------------------------
May 17 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          250    7.62
---------------------------------------------------------------------------------------------------------------------
May 18 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        3,800    7.60
---------------------------------------------------------------------------------------------------------------------
May 18 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,500    7.65
---------------------------------------------------------------------------------------------------------------------
May 18 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          500    7.65
---------------------------------------------------------------------------------------------------------------------
May 18 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          600    7.71
---------------------------------------------------------------------------------------------------------------------
May 18 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          400    7.70
---------------------------------------------------------------------------------------------------------------------
May 18 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        5,000    7.77
---------------------------------------------------------------------------------------------------------------------
May 18 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,100    7.75
---------------------------------------------------------------------------------------------------------------------
May 18 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          300    7.74
---------------------------------------------------------------------------------------------------------------------
May 18 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          500    7.65
---------------------------------------------------------------------------------------------------------------------
May 18 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.75
---------------------------------------------------------------------------------------------------------------------
May 18 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        4,100    7.66
---------------------------------------------------------------------------------------------------------------------
May 18 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,100    7.67
---------------------------------------------------------------------------------------------------------------------
May 18 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        7,200    7.77
---------------------------------------------------------------------------------------------------------------------
May 18 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          300    7.60
---------------------------------------------------------------------------------------------------------------------
May 18 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        6,200    7.69
---------------------------------------------------------------------------------------------------------------------
May 18 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        4,300    7.66
---------------------------------------------------------------------------------------------------------------------
May 18 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        2,400    7.75
---------------------------------------------------------------------------------------------------------------------
May 18 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,900    7.73
---------------------------------------------------------------------------------------------------------------------
May 18 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        2,400    7.73
---------------------------------------------------------------------------------------------------------------------
May 18 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,000    7.74
---------------------------------------------------------------------------------------------------------------------
May 18 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        4,100    7.73
---------------------------------------------------------------------------------------------------------------------
May 18 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        3,600    7.71
---------------------------------------------------------------------------------------------------------------------
May 18 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          600    7.71
---------------------------------------------------------------------------------------------------------------------
May 18 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          500    7.72
---------------------------------------------------------------------------------------------------------------------
May 18 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          700    7.70
---------------------------------------------------------------------------------------------------------------------
May 18 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          700    7.74
---------------------------------------------------------------------------------------------------------------------
May 18 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          600    7.72
---------------------------------------------------------------------------------------------------------------------
May 18 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          300    7.72
---------------------------------------------------------------------------------------------------------------------
May 18 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        5,100    7.72
---------------------------------------------------------------------------------------------------------------------
May 18 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,900    7.65
---------------------------------------------------------------------------------------------------------------------
May 18 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          500    7.71
---------------------------------------------------------------------------------------------------------------------
May 18 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          300    7.75
---------------------------------------------------------------------------------------------------------------------
May 18 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.75
---------------------------------------------------------------------------------------------------------------------
May 18 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          312    7.65
---------------------------------------------------------------------------------------------------------------------
May 18 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC           35    7.61
---------------------------------------------------------------------------------------------------------------------
May 18 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          277    7.74
---------------------------------------------------------------------------------------------------------------------
May 18 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        2,100    7.72
---------------------------------------------------------------------------------------------------------------------
May 18 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.73
---------------------------------------------------------------------------------------------------------------------
May 18 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC       13,800    7.61
---------------------------------------------------------------------------------------------------------------------
May 18 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        2,800    7.69
---------------------------------------------------------------------------------------------------------------------
May 18 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          400    7.70
---------------------------------------------------------------------------------------------------------------------
May 18 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,600    7.61
---------------------------------------------------------------------------------------------------------------------
May 18 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        2,400    7.62
---------------------------------------------------------------------------------------------------------------------
May 18 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          500    7.73
---------------------------------------------------------------------------------------------------------------------
May 19 2005    CSFB Capital      Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,400    7.78
---------------------------------------------------------------------------------------------------------------------
May 19 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.76
---------------------------------------------------------------------------------------------------------------------
May 19 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.78
---------------------------------------------------------------------------------------------------------------------
May 19 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC       10,100    7.77
---------------------------------------------------------------------------------------------------------------------
May 19 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        6,400    7.77
---------------------------------------------------------------------------------------------------------------------
May 19 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,300    7.77
---------------------------------------------------------------------------------------------------------------------
May 19 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        8,000    7.77
---------------------------------------------------------------------------------------------------------------------
May 19 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,600    7.77
---------------------------------------------------------------------------------------------------------------------
May 19 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          500    7.77
---------------------------------------------------------------------------------------------------------------------
May 19 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,200    7.77
---------------------------------------------------------------------------------------------------------------------
May 19 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC       24,300    7.77
---------------------------------------------------------------------------------------------------------------------
May 19 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        2,000    7.80
---------------------------------------------------------------------------------------------------------------------
May 19 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          900    7.77
---------------------------------------------------------------------------------------------------------------------
May 19 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        2,300    7.76
---------------------------------------------------------------------------------------------------------------------
May 19 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          300    7.78
---------------------------------------------------------------------------------------------------------------------
May 19 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          300    7.74
---------------------------------------------------------------------------------------------------------------------
May 19 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,200    7.79
---------------------------------------------------------------------------------------------------------------------
May 19 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        2,200    7.79
---------------------------------------------------------------------------------------------------------------------
May 19 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          900    7.80
---------------------------------------------------------------------------------------------------------------------
May 19 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          600    7.78
---------------------------------------------------------------------------------------------------------------------
May 19 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.78
---------------------------------------------------------------------------------------------------------------------
May 19 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        3,000    7.78
---------------------------------------------------------------------------------------------------------------------
May 19 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,500    7.79
---------------------------------------------------------------------------------------------------------------------
May 19 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          500    7.76
---------------------------------------------------------------------------------------------------------------------
May 19 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          600    7.77
---------------------------------------------------------------------------------------------------------------------
May 19 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          400    7.75
---------------------------------------------------------------------------------------------------------------------
May 19 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          400    7.76
---------------------------------------------------------------------------------------------------------------------
May 19 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.78
---------------------------------------------------------------------------------------------------------------------
May 19 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.78
---------------------------------------------------------------------------------------------------------------------
May 19 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.75
---------------------------------------------------------------------------------------------------------------------
May 19 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          104    7.81
---------------------------------------------------------------------------------------------------------------------
May 19 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          400    7.76
---------------------------------------------------------------------------------------------------------------------
May 19 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          300    7.75
---------------------------------------------------------------------------------------------------------------------
May 19 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        3,700    7.77
---------------------------------------------------------------------------------------------------------------------
May 19 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,300    7.77
---------------------------------------------------------------------------------------------------------------------
May 19 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.79
---------------------------------------------------------------------------------------------------------------------
May 19 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC           55    7.82
---------------------------------------------------------------------------------------------------------------------
May 19 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          500    7.77
---------------------------------------------------------------------------------------------------------------------
May 19 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        5,000    7.79
---------------------------------------------------------------------------------------------------------------------
May 19 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.78
---------------------------------------------------------------------------------------------------------------------
May 19 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          300    7.78
---------------------------------------------------------------------------------------------------------------------
May 20 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        2,200    7.78
---------------------------------------------------------------------------------------------------------------------
May 20 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          600    7.76
---------------------------------------------------------------------------------------------------------------------
May 20 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.84
---------------------------------------------------------------------------------------------------------------------
May 20 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        3,000    7.83
---------------------------------------------------------------------------------------------------------------------
May 20 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,300    7.82
---------------------------------------------------------------------------------------------------------------------
May 20 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.77
---------------------------------------------------------------------------------------------------------------------
May 20 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,600    7.81
---------------------------------------------------------------------------------------------------------------------
May 20 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          400    7.75
---------------------------------------------------------------------------------------------------------------------
May 20 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          800    7.77
---------------------------------------------------------------------------------------------------------------------
May 20 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          400    7.77
---------------------------------------------------------------------------------------------------------------------
May 20 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,071    7.76
---------------------------------------------------------------------------------------------------------------------
May 20 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.74
---------------------------------------------------------------------------------------------------------------------
May 20 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          600    7.77
---------------------------------------------------------------------------------------------------------------------
May 20 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,800    7.77
---------------------------------------------------------------------------------------------------------------------
May 20 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        4,100    7.84
---------------------------------------------------------------------------------------------------------------------
May 20 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        2,700    7.81
---------------------------------------------------------------------------------------------------------------------
May 20 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,100    7.79
---------------------------------------------------------------------------------------------------------------------
May 20 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.80
---------------------------------------------------------------------------------------------------------------------
May 20 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          600    7.76
---------------------------------------------------------------------------------------------------------------------
May 20 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,100    7.82
---------------------------------------------------------------------------------------------------------------------
May 20 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          500    7.80
---------------------------------------------------------------------------------------------------------------------
May 20 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          400    7.78
---------------------------------------------------------------------------------------------------------------------
May 20 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          400    7.78
---------------------------------------------------------------------------------------------------------------------
May 20 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          400    7.80
---------------------------------------------------------------------------------------------------------------------
May 20 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          300    7.77
---------------------------------------------------------------------------------------------------------------------
May 20 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.80
---------------------------------------------------------------------------------------------------------------------
May 20 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          500    7.77
---------------------------------------------------------------------------------------------------------------------
May 20 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          300    7.77
---------------------------------------------------------------------------------------------------------------------
May 20 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        2,400    7.82
---------------------------------------------------------------------------------------------------------------------
May 20 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,700    7.80
---------------------------------------------------------------------------------------------------------------------
May 20 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          300    7.80
---------------------------------------------------------------------------------------------------------------------
May 20 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC           15    7.81
---------------------------------------------------------------------------------------------------------------------
May 20 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,400    7.83
---------------------------------------------------------------------------------------------------------------------
May 20 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          296    7.80
---------------------------------------------------------------------------------------------------------------------
May 20 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        3,100    7.76
---------------------------------------------------------------------------------------------------------------------
May 20 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          600    7.76
---------------------------------------------------------------------------------------------------------------------
May 20 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC       88,800    7.85
---------------------------------------------------------------------------------------------------------------------
May 20 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.83
---------------------------------------------------------------------------------------------------------------------
May 20 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.75
---------------------------------------------------------------------------------------------------------------------
May 20 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,900    7.82
---------------------------------------------------------------------------------------------------------------------
May 20 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          800    7.82
---------------------------------------------------------------------------------------------------------------------
May 23 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        7,000    7.73
---------------------------------------------------------------------------------------------------------------------
May 23 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        3,000    7.71
---------------------------------------------------------------------------------------------------------------------
May 23 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        4,000    7.70
---------------------------------------------------------------------------------------------------------------------
May 23 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        2,100    7.77
---------------------------------------------------------------------------------------------------------------------
May 23 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          600    7.76
---------------------------------------------------------------------------------------------------------------------
May 23 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          300    7.72
---------------------------------------------------------------------------------------------------------------------
May 23 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.70
---------------------------------------------------------------------------------------------------------------------
May 23 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        4,700    7.74
---------------------------------------------------------------------------------------------------------------------
May 23 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,200    7.70
---------------------------------------------------------------------------------------------------------------------
May 23 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.70
---------------------------------------------------------------------------------------------------------------------
May 23 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,129    7.72
---------------------------------------------------------------------------------------------------------------------
May 23 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.70
---------------------------------------------------------------------------------------------------------------------
May 23 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          500    7.72
---------------------------------------------------------------------------------------------------------------------
May 23 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        2,400    7.71
---------------------------------------------------------------------------------------------------------------------
May 23 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,200    7.74
---------------------------------------------------------------------------------------------------------------------
May 23 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,200    7.72
---------------------------------------------------------------------------------------------------------------------
May 23 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          700    7.75
---------------------------------------------------------------------------------------------------------------------
May 23 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          300    7.73
---------------------------------------------------------------------------------------------------------------------
May 23 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.74
---------------------------------------------------------------------------------------------------------------------
May 23 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.74
---------------------------------------------------------------------------------------------------------------------
May 23 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.71
---------------------------------------------------------------------------------------------------------------------
May 23 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.70
---------------------------------------------------------------------------------------------------------------------
May 23 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          400    7.74
---------------------------------------------------------------------------------------------------------------------
May 23 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.74
---------------------------------------------------------------------------------------------------------------------
May 23 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.72
---------------------------------------------------------------------------------------------------------------------
May 23 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.72
---------------------------------------------------------------------------------------------------------------------
May 23 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        5,300    7.71
---------------------------------------------------------------------------------------------------------------------
May 23 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,000    7.71
---------------------------------------------------------------------------------------------------------------------
May 23 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,480    7.72
---------------------------------------------------------------------------------------------------------------------
May 23 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          309    7.72
---------------------------------------------------------------------------------------------------------------------
May 24 2005    CSFB Capital      Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC       12,300    7.71
---------------------------------------------------------------------------------------------------------------------
May 24 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          800    7.67
---------------------------------------------------------------------------------------------------------------------
May 24 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          500    7.72
---------------------------------------------------------------------------------------------------------------------
May 24 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          300    7.73
---------------------------------------------------------------------------------------------------------------------
May 24 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.68
---------------------------------------------------------------------------------------------------------------------
May 24 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          500    7.67
---------------------------------------------------------------------------------------------------------------------
May 24 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.67
---------------------------------------------------------------------------------------------------------------------
May 24 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          900    7.68
---------------------------------------------------------------------------------------------------------------------
May 24 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        4,200    7.69
---------------------------------------------------------------------------------------------------------------------
May 24 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        3,500    7.68
---------------------------------------------------------------------------------------------------------------------
May 24 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,000    7.72
---------------------------------------------------------------------------------------------------------------------
May 24 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,700    7.71
---------------------------------------------------------------------------------------------------------------------
May 24 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        4,100    7.69
---------------------------------------------------------------------------------------------------------------------
May 24 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,600    7.69
---------------------------------------------------------------------------------------------------------------------
May 24 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,100    7.70
---------------------------------------------------------------------------------------------------------------------
May 24 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          600    7.68
---------------------------------------------------------------------------------------------------------------------
May 24 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.69
---------------------------------------------------------------------------------------------------------------------
May 24 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.69
---------------------------------------------------------------------------------------------------------------------
May 24 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.72
---------------------------------------------------------------------------------------------------------------------
May 24 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.72
---------------------------------------------------------------------------------------------------------------------
May 24 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          500    7.72
---------------------------------------------------------------------------------------------------------------------
May 24 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,200    7.73
---------------------------------------------------------------------------------------------------------------------
May 24 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          500    7.69
---------------------------------------------------------------------------------------------------------------------
May 24 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.69
---------------------------------------------------------------------------------------------------------------------
May 24 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          300    7.73
---------------------------------------------------------------------------------------------------------------------
May 24 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          194    7.66
---------------------------------------------------------------------------------------------------------------------
May 25 2005    CSFB Capital      Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC       13,500    7.71
---------------------------------------------------------------------------------------------------------------------
May 25 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        2,900    7.62
---------------------------------------------------------------------------------------------------------------------
May 25 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          300    7.63
---------------------------------------------------------------------------------------------------------------------
May 25 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.62
---------------------------------------------------------------------------------------------------------------------
May 25 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.61
---------------------------------------------------------------------------------------------------------------------
May 25 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.73
---------------------------------------------------------------------------------------------------------------------
May 25 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          700    7.68
---------------------------------------------------------------------------------------------------------------------
May 25 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          500    7.58
---------------------------------------------------------------------------------------------------------------------
May 25 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          300    7.65
---------------------------------------------------------------------------------------------------------------------
May 25 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.63
---------------------------------------------------------------------------------------------------------------------
May 25 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.71
---------------------------------------------------------------------------------------------------------------------
May 25 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          600    7.61
---------------------------------------------------------------------------------------------------------------------
May 25 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          400    7.64
---------------------------------------------------------------------------------------------------------------------
May 25 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,100    7.72
---------------------------------------------------------------------------------------------------------------------
May 25 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          700    7.72
---------------------------------------------------------------------------------------------------------------------
May 25 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          400    7.73
---------------------------------------------------------------------------------------------------------------------
May 25 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,600    7.70
---------------------------------------------------------------------------------------------------------------------
May 25 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          400    7.72
---------------------------------------------------------------------------------------------------------------------
May 25 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.69
---------------------------------------------------------------------------------------------------------------------
May 25 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,500    7.71
---------------------------------------------------------------------------------------------------------------------
May 25 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          500    7.67
---------------------------------------------------------------------------------------------------------------------
May 25 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          500    7.66
---------------------------------------------------------------------------------------------------------------------
May 25 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          800    7.69
---------------------------------------------------------------------------------------------------------------------
May 25 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          600    7.69
---------------------------------------------------------------------------------------------------------------------
May 25 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,100    7.65
---------------------------------------------------------------------------------------------------------------------
May 25 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.73
---------------------------------------------------------------------------------------------------------------------
May 25 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.65
---------------------------------------------------------------------------------------------------------------------
May 25 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          300    7.61
---------------------------------------------------------------------------------------------------------------------
May 25 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.62
---------------------------------------------------------------------------------------------------------------------
May 25 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.71
---------------------------------------------------------------------------------------------------------------------
May 25 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          400    7.71
---------------------------------------------------------------------------------------------------------------------
May 25 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.69
---------------------------------------------------------------------------------------------------------------------
May 25 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC           19    7.63
---------------------------------------------------------------------------------------------------------------------
May 25 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC           21    7.72
---------------------------------------------------------------------------------------------------------------------
May 25 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        5,500    7.68
---------------------------------------------------------------------------------------------------------------------
May 25 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.58
---------------------------------------------------------------------------------------------------------------------
May 25 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          212    7.72
---------------------------------------------------------------------------------------------------------------------
May 25 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,900    7.73
---------------------------------------------------------------------------------------------------------------------
May 25 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.67
---------------------------------------------------------------------------------------------------------------------
May 25 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        2,600    7.73
---------------------------------------------------------------------------------------------------------------------
May 26 2005    CSFB Capital      Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        7,600    7.72
---------------------------------------------------------------------------------------------------------------------
May 26 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          425    7.72
---------------------------------------------------------------------------------------------------------------------
May 26 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC           75    7.72
---------------------------------------------------------------------------------------------------------------------
May 26 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,900    7.73
---------------------------------------------------------------------------------------------------------------------
May 26 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          600    7.73
---------------------------------------------------------------------------------------------------------------------
May 26 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        4,700    7.72
---------------------------------------------------------------------------------------------------------------------
May 26 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          500    7.72
---------------------------------------------------------------------------------------------------------------------
May 26 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.70
---------------------------------------------------------------------------------------------------------------------
May 26 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        2,300    7.73
---------------------------------------------------------------------------------------------------------------------
May 26 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          700    7.75
---------------------------------------------------------------------------------------------------------------------
May 26 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.78
---------------------------------------------------------------------------------------------------------------------
May 26 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        3,000    7.73
---------------------------------------------------------------------------------------------------------------------
May 26 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,400    7.70
---------------------------------------------------------------------------------------------------------------------
May 26 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,800    7.72
---------------------------------------------------------------------------------------------------------------------
May 26 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          700    7.72
---------------------------------------------------------------------------------------------------------------------
May 26 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,000    7.71
---------------------------------------------------------------------------------------------------------------------
May 26 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          300    7.76
---------------------------------------------------------------------------------------------------------------------
May 26 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          300    7.71
---------------------------------------------------------------------------------------------------------------------
May 26 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.71
---------------------------------------------------------------------------------------------------------------------
May 26 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          300    7.71
---------------------------------------------------------------------------------------------------------------------
May 26 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.71
---------------------------------------------------------------------------------------------------------------------
May 26 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,300    7.72
---------------------------------------------------------------------------------------------------------------------
May 26 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          803    7.72
---------------------------------------------------------------------------------------------------------------------
May 26 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        2,100    7.72
---------------------------------------------------------------------------------------------------------------------
May 26 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          400    7.71
---------------------------------------------------------------------------------------------------------------------
May 26 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC           44    7.75
---------------------------------------------------------------------------------------------------------------------
May 26 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC           59    7.73
---------------------------------------------------------------------------------------------------------------------
May 26 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC            3    7.77
---------------------------------------------------------------------------------------------------------------------
May 27 2005    CSFB Capital      Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        7,100    7.66
---------------------------------------------------------------------------------------------------------------------
May 27 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          400    7.67
---------------------------------------------------------------------------------------------------------------------
May 27 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.68
---------------------------------------------------------------------------------------------------------------------
May 27 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,800    7.66
---------------------------------------------------------------------------------------------------------------------
May 27 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          400    7.66
---------------------------------------------------------------------------------------------------------------------
May 27 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        2,300    7.65
---------------------------------------------------------------------------------------------------------------------
May 27 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        2,000    7.66
---------------------------------------------------------------------------------------------------------------------
May 27 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          500    7.66
---------------------------------------------------------------------------------------------------------------------
May 27 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          600    7.66
---------------------------------------------------------------------------------------------------------------------
May 27 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        2,900    7.73
---------------------------------------------------------------------------------------------------------------------
May 27 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          800    7.73
---------------------------------------------------------------------------------------------------------------------
May 27 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,200    7.67
---------------------------------------------------------------------------------------------------------------------
May 27 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,800    7.66
---------------------------------------------------------------------------------------------------------------------
May 27 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.65
---------------------------------------------------------------------------------------------------------------------
May 27 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          600    7.66
---------------------------------------------------------------------------------------------------------------------
May 27 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          900    7.65
---------------------------------------------------------------------------------------------------------------------
May 27 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.73
---------------------------------------------------------------------------------------------------------------------
May 27 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.64
---------------------------------------------------------------------------------------------------------------------
May 27 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.64
---------------------------------------------------------------------------------------------------------------------
May 27 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.66
---------------------------------------------------------------------------------------------------------------------
May 27 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.71
---------------------------------------------------------------------------------------------------------------------
May 27 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.70
---------------------------------------------------------------------------------------------------------------------
May 27 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.65
---------------------------------------------------------------------------------------------------------------------
May 27 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          300    7.73
---------------------------------------------------------------------------------------------------------------------
May 27 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          900    7.70
---------------------------------------------------------------------------------------------------------------------
May 27 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          700    7.73
---------------------------------------------------------------------------------------------------------------------
May 27 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          300    7.72
---------------------------------------------------------------------------------------------------------------------
May 27 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          300    7.72
---------------------------------------------------------------------------------------------------------------------
May 31 2005    CSFB Capital      Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        7,400    7.71
---------------------------------------------------------------------------------------------------------------------
May 31 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          500    7.74
---------------------------------------------------------------------------------------------------------------------
May 31 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        3,000    7.71
---------------------------------------------------------------------------------------------------------------------
May 31 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          500    7.67
---------------------------------------------------------------------------------------------------------------------
May 31 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.72
---------------------------------------------------------------------------------------------------------------------
May 31 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          500    7.71
---------------------------------------------------------------------------------------------------------------------
May 31 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,500    7.71
---------------------------------------------------------------------------------------------------------------------
May 31 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          300    7.71
---------------------------------------------------------------------------------------------------------------------
May 31 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          300    7.73
---------------------------------------------------------------------------------------------------------------------
May 31 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        3,700    7.68
---------------------------------------------------------------------------------------------------------------------
May 31 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        2,800    7.70
---------------------------------------------------------------------------------------------------------------------
May 31 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        3,200    7.71
---------------------------------------------------------------------------------------------------------------------
May 31 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        3,500    7.70
---------------------------------------------------------------------------------------------------------------------
May 31 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        3,600    7.70
---------------------------------------------------------------------------------------------------------------------
May 31 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          700    7.71
---------------------------------------------------------------------------------------------------------------------
May 31 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        4,100    7.69
---------------------------------------------------------------------------------------------------------------------
May 31 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        4,800    7.70
---------------------------------------------------------------------------------------------------------------------
May 31 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          500    7.71
---------------------------------------------------------------------------------------------------------------------
May 31 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          400    7.70
---------------------------------------------------------------------------------------------------------------------
May 31 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          300    7.69
---------------------------------------------------------------------------------------------------------------------
May 31 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          300    7.73
---------------------------------------------------------------------------------------------------------------------
May 31 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.62
---------------------------------------------------------------------------------------------------------------------
May 31 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          700    7.71
---------------------------------------------------------------------------------------------------------------------
May 31 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,500    7.74
---------------------------------------------------------------------------------------------------------------------
May 31 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          900    7.71
---------------------------------------------------------------------------------------------------------------------
May 31 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.67
---------------------------------------------------------------------------------------------------------------------
May 31 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          196    7.66
---------------------------------------------------------------------------------------------------------------------
May 31 2005    CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.66
---------------------------------------------------------------------------------------------------------------------
May 31 2005    CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        3,500    7.74
---------------------------------------------------------------------------------------------------------------------
Jun 1 2005     CSFB Capital      Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        5,900    7.68
---------------------------------------------------------------------------------------------------------------------
Jun 1 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.69
---------------------------------------------------------------------------------------------------------------------
Jun 1 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC       11,100    7.67
---------------------------------------------------------------------------------------------------------------------
Jun 1 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.65
---------------------------------------------------------------------------------------------------------------------
Jun 1 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.70
---------------------------------------------------------------------------------------------------------------------
Jun 1 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.69
---------------------------------------------------------------------------------------------------------------------
Jun 1 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC       11,900    7.67
---------------------------------------------------------------------------------------------------------------------
Jun 1 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        2,300    7.67
---------------------------------------------------------------------------------------------------------------------
Jun 1 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.69
---------------------------------------------------------------------------------------------------------------------
Jun 1 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        3,600    7.67
---------------------------------------------------------------------------------------------------------------------
Jun 1 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          600    7.67
---------------------------------------------------------------------------------------------------------------------
Jun 1 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        4,300    7.68
---------------------------------------------------------------------------------------------------------------------
Jun 1 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,100    7.66
---------------------------------------------------------------------------------------------------------------------
Jun 1 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.66
---------------------------------------------------------------------------------------------------------------------
Jun 1 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          500    7.67
---------------------------------------------------------------------------------------------------------------------
Jun 1 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,000    7.67
---------------------------------------------------------------------------------------------------------------------
Jun 1 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,500    7.66
---------------------------------------------------------------------------------------------------------------------
Jun 1 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          300    7.67
---------------------------------------------------------------------------------------------------------------------
Jun 1 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,300    7.66
---------------------------------------------------------------------------------------------------------------------
Jun 1 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          400    7.67
---------------------------------------------------------------------------------------------------------------------
Jun 1 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,100    7.66
---------------------------------------------------------------------------------------------------------------------
Jun 1 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          300    7.69
---------------------------------------------------------------------------------------------------------------------
Jun 1 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          300    7.67
---------------------------------------------------------------------------------------------------------------------
Jun 1 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          300    7.68
---------------------------------------------------------------------------------------------------------------------
Jun 1 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          500    7.67
---------------------------------------------------------------------------------------------------------------------
Jun 1 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          400    7.69
---------------------------------------------------------------------------------------------------------------------
Jun 1 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC            6    7.67
---------------------------------------------------------------------------------------------------------------------
Jun 1 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          300    7.66
---------------------------------------------------------------------------------------------------------------------
Jun 1 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.69
---------------------------------------------------------------------------------------------------------------------
Jun 1 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.66
---------------------------------------------------------------------------------------------------------------------
Jun 1 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC           34    7.66
---------------------------------------------------------------------------------------------------------------------
Jun 1 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,500    7.66
---------------------------------------------------------------------------------------------------------------------
Jun 1 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,700    7.68
---------------------------------------------------------------------------------------------------------------------
Jun 1 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          600    7.67
---------------------------------------------------------------------------------------------------------------------
Jun 1 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          900    7.67
---------------------------------------------------------------------------------------------------------------------
Jun 1 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.66
---------------------------------------------------------------------------------------------------------------------
Jun 1 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          300    7.66
---------------------------------------------------------------------------------------------------------------------
Jun 2 2005     CSFB LLC          Buy        Equity Trade     OTC          ALLIED WASTE INDS INC       20,000  244.80
                                                                          PFD SR CVT D
---------------------------------------------------------------------------------------------------------------------
Jun 2 2005     CSFB LLC          Sell       Equity Trade     OTC          ALLIED WASTE INDS INC       20,000  244.78
                                                                          PFD SR CVT D
---------------------------------------------------------------------------------------------------------------------
Jun 2 2005     CSFB LLC          Buy        Equity Trade     OTC          ALLIED WASTE INDS INC        1,000  245.90
                                                                          PFD SR CVT D
---------------------------------------------------------------------------------------------------------------------
Jun 2 2005     CSFB Capital      Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,200    7.68
---------------------------------------------------------------------------------------------------------------------
Jun 2 2005     CSFB Capital      Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        8,400    8.01
---------------------------------------------------------------------------------------------------------------------
Jun 2 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          500    7.75
---------------------------------------------------------------------------------------------------------------------
Jun 2 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        2,000    7.93
---------------------------------------------------------------------------------------------------------------------
Jun 2 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC       20,000    7.93
---------------------------------------------------------------------------------------------------------------------
Jun 2 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          400    7.70
---------------------------------------------------------------------------------------------------------------------
Jun 2 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        2,100    7.85
---------------------------------------------------------------------------------------------------------------------
Jun 2 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          500    8.02
---------------------------------------------------------------------------------------------------------------------
Jun 2 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          300    8.01
---------------------------------------------------------------------------------------------------------------------
Jun 2 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        8,700    7.80
---------------------------------------------------------------------------------------------------------------------
Jun 2 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,500    7.67
---------------------------------------------------------------------------------------------------------------------
Jun 2 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,100    7.88
---------------------------------------------------------------------------------------------------------------------
Jun 2 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          100    8.02
---------------------------------------------------------------------------------------------------------------------
Jun 2 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,800    7.92
---------------------------------------------------------------------------------------------------------------------
Jun 2 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          300    7.99
---------------------------------------------------------------------------------------------------------------------
Jun 2 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        2,700    7.75
---------------------------------------------------------------------------------------------------------------------
Jun 2 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        4,900    7.71
---------------------------------------------------------------------------------------------------------------------
Jun 2 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.96
---------------------------------------------------------------------------------------------------------------------
Jun 2 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,100    7.96
---------------------------------------------------------------------------------------------------------------------
Jun 2 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        2,300    8.00
---------------------------------------------------------------------------------------------------------------------
Jun 2 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          900    8.03
---------------------------------------------------------------------------------------------------------------------
Jun 2 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,400    7.96
---------------------------------------------------------------------------------------------------------------------
Jun 2 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        2,100    7.98
---------------------------------------------------------------------------------------------------------------------
Jun 2 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          500    7.90
---------------------------------------------------------------------------------------------------------------------
Jun 2 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          600    7.91
---------------------------------------------------------------------------------------------------------------------
Jun 2 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          400    7.98
---------------------------------------------------------------------------------------------------------------------
Jun 2 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          600    7.87
---------------------------------------------------------------------------------------------------------------------
Jun 2 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    8.00
---------------------------------------------------------------------------------------------------------------------
Jun 2 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.84
---------------------------------------------------------------------------------------------------------------------
Jun 2 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          300    7.68
---------------------------------------------------------------------------------------------------------------------
Jun 2 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        2,000    8.00
---------------------------------------------------------------------------------------------------------------------
Jun 2 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          600    8.01
---------------------------------------------------------------------------------------------------------------------
Jun 2 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          300    8.06
---------------------------------------------------------------------------------------------------------------------
Jun 2 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          100    8.05
---------------------------------------------------------------------------------------------------------------------
Jun 2 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        3,400    7.99
---------------------------------------------------------------------------------------------------------------------
Jun 2 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,400    7.99
---------------------------------------------------------------------------------------------------------------------
Jun 2 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          124    7.92
---------------------------------------------------------------------------------------------------------------------
Jun 2 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.69
---------------------------------------------------------------------------------------------------------------------
Jun 2 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.69
---------------------------------------------------------------------------------------------------------------------
Jun 2 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,500    8.06
---------------------------------------------------------------------------------------------------------------------
Jun 2 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC       31,800    7.93
---------------------------------------------------------------------------------------------------------------------
Jun 2 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          400    7.89
---------------------------------------------------------------------------------------------------------------------
Jun 2 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          500    7.96
---------------------------------------------------------------------------------------------------------------------
Jun 3 2005     CSFB Capital      Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        5,600    7.98
---------------------------------------------------------------------------------------------------------------------
Jun 3 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          500    8.02
---------------------------------------------------------------------------------------------------------------------
Jun 3 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        4,500    7.97
---------------------------------------------------------------------------------------------------------------------
Jun 3 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        6,700    8.00
---------------------------------------------------------------------------------------------------------------------
Jun 3 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,100    7.97
---------------------------------------------------------------------------------------------------------------------
Jun 3 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,200    7.97
---------------------------------------------------------------------------------------------------------------------
Jun 3 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,100    7.98
---------------------------------------------------------------------------------------------------------------------
Jun 3 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC       10,500    7.99
---------------------------------------------------------------------------------------------------------------------
Jun 3 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          200    8.04
---------------------------------------------------------------------------------------------------------------------
Jun 3 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        3,500    7.98
---------------------------------------------------------------------------------------------------------------------
Jun 3 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.96
---------------------------------------------------------------------------------------------------------------------
Jun 3 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          600    7.97
---------------------------------------------------------------------------------------------------------------------
Jun 3 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,300    7.98
---------------------------------------------------------------------------------------------------------------------
Jun 3 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        3,200    7.99
---------------------------------------------------------------------------------------------------------------------
Jun 3 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,500    7.98
---------------------------------------------------------------------------------------------------------------------
Jun 3 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,500    7.95
---------------------------------------------------------------------------------------------------------------------
Jun 3 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,900    7.98
---------------------------------------------------------------------------------------------------------------------
Jun 3 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,600    7.94
---------------------------------------------------------------------------------------------------------------------
Jun 3 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        2,100    7.97
---------------------------------------------------------------------------------------------------------------------
Jun 3 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.96
---------------------------------------------------------------------------------------------------------------------
Jun 3 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.96
---------------------------------------------------------------------------------------------------------------------
Jun 3 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.99
---------------------------------------------------------------------------------------------------------------------
Jun 3 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.97
---------------------------------------------------------------------------------------------------------------------
Jun 3 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          300    7.95
---------------------------------------------------------------------------------------------------------------------
Jun 3 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,900    8.04
---------------------------------------------------------------------------------------------------------------------
Jun 3 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          100    8.04
---------------------------------------------------------------------------------------------------------------------
Jun 6 2005     CSFB Capital      Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          900    7.98
---------------------------------------------------------------------------------------------------------------------
Jun 6 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          300    8.01
---------------------------------------------------------------------------------------------------------------------
Jun 6 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,000    8.01
---------------------------------------------------------------------------------------------------------------------
Jun 6 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          200    8.00
---------------------------------------------------------------------------------------------------------------------
Jun 6 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        4,000    7.97
---------------------------------------------------------------------------------------------------------------------
Jun 6 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        2,000    7.95
---------------------------------------------------------------------------------------------------------------------
Jun 6 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.96
---------------------------------------------------------------------------------------------------------------------
Jun 6 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          900    7.96
---------------------------------------------------------------------------------------------------------------------
Jun 6 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          700    7.98
---------------------------------------------------------------------------------------------------------------------
Jun 6 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        5,800    7.98
---------------------------------------------------------------------------------------------------------------------
Jun 6 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,600    7.98
---------------------------------------------------------------------------------------------------------------------
Jun 6 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          700    7.97
---------------------------------------------------------------------------------------------------------------------
Jun 6 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          300    7.95
---------------------------------------------------------------------------------------------------------------------
Jun 6 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.94
---------------------------------------------------------------------------------------------------------------------
Jun 6 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          500    7.96
---------------------------------------------------------------------------------------------------------------------
Jun 6 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.94
---------------------------------------------------------------------------------------------------------------------
Jun 6 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC            2    7.97
---------------------------------------------------------------------------------------------------------------------
Jun 6 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          100    7.97
---------------------------------------------------------------------------------------------------------------------
Jun 6 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        2,000    8.00
---------------------------------------------------------------------------------------------------------------------
Jun 6 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          300    7.95
---------------------------------------------------------------------------------------------------------------------
Jun 6 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          100    8.01
---------------------------------------------------------------------------------------------------------------------
Jun 6 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          200    8.01
---------------------------------------------------------------------------------------------------------------------
Jun 6 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,500    8.01
---------------------------------------------------------------------------------------------------------------------
Jun 6 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,000    7.98
---------------------------------------------------------------------------------------------------------------------
Jun 6 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          200    7.98
---------------------------------------------------------------------------------------------------------------------
Jun 6 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC           19    7.95
---------------------------------------------------------------------------------------------------------------------
Jun 6 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          800    7.99
---------------------------------------------------------------------------------------------------------------------
Jun 7 2005     CSFB Capital      Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        5,800    8.14
---------------------------------------------------------------------------------------------------------------------
Jun 7 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,500    8.10
---------------------------------------------------------------------------------------------------------------------
Jun 7 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          100    8.11
---------------------------------------------------------------------------------------------------------------------
Jun 7 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          400    8.09
---------------------------------------------------------------------------------------------------------------------
Jun 7 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        9,895    8.01
---------------------------------------------------------------------------------------------------------------------
Jun 7 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,300    8.12
---------------------------------------------------------------------------------------------------------------------
Jun 7 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          200    8.14
---------------------------------------------------------------------------------------------------------------------
Jun 7 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC       13,300    8.13
---------------------------------------------------------------------------------------------------------------------
Jun 7 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        4,000    8.13
---------------------------------------------------------------------------------------------------------------------
Jun 7 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        4,200    8.13
---------------------------------------------------------------------------------------------------------------------
Jun 7 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          200    8.09
---------------------------------------------------------------------------------------------------------------------
Jun 7 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          600    8.16
---------------------------------------------------------------------------------------------------------------------
Jun 7 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          100    8.14
---------------------------------------------------------------------------------------------------------------------
Jun 7 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          200    8.09
---------------------------------------------------------------------------------------------------------------------
Jun 7 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    8.09
---------------------------------------------------------------------------------------------------------------------
Jun 7 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        3,900    8.12
---------------------------------------------------------------------------------------------------------------------
Jun 7 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        3,000    8.12
---------------------------------------------------------------------------------------------------------------------
Jun 7 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,500    8.13
---------------------------------------------------------------------------------------------------------------------
Jun 7 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,500    8.15
---------------------------------------------------------------------------------------------------------------------
Jun 7 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        4,800    8.15
---------------------------------------------------------------------------------------------------------------------
Jun 7 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,100    8.14
---------------------------------------------------------------------------------------------------------------------
Jun 7 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          500    8.13
---------------------------------------------------------------------------------------------------------------------
Jun 7 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          500    8.14
---------------------------------------------------------------------------------------------------------------------
Jun 7 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          400    8.12
---------------------------------------------------------------------------------------------------------------------
Jun 7 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          200    8.15
---------------------------------------------------------------------------------------------------------------------
Jun 7 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          200    8.17
---------------------------------------------------------------------------------------------------------------------
Jun 7 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          500    8.09
---------------------------------------------------------------------------------------------------------------------
Jun 7 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          800    8.14
---------------------------------------------------------------------------------------------------------------------
Jun 7 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          400    8.12
---------------------------------------------------------------------------------------------------------------------
Jun 7 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC           99    8.15
---------------------------------------------------------------------------------------------------------------------
Jun 7 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        2,705    8.17
---------------------------------------------------------------------------------------------------------------------
Jun 7 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          300    8.11
---------------------------------------------------------------------------------------------------------------------
Jun 7 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          200    8.13
---------------------------------------------------------------------------------------------------------------------
Jun 7 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,400    8.14
---------------------------------------------------------------------------------------------------------------------
Jun 7 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          100    8.15
---------------------------------------------------------------------------------------------------------------------
Jun 7 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        2,800    8.14
---------------------------------------------------------------------------------------------------------------------
Jun 7 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          500    8.12
---------------------------------------------------------------------------------------------------------------------
Jun 7 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC           91    8.09
---------------------------------------------------------------------------------------------------------------------
Jun 7 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,200    8.15
---------------------------------------------------------------------------------------------------------------------
Jun 7 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          300    8.12
---------------------------------------------------------------------------------------------------------------------
Jun 8 2005     CSFB LLC          Buy        Equity Trade     OTC          ALLIED WASTE INDS INC          175    6.88
                                                                          PFD SR CVT C
---------------------------------------------------------------------------------------------------------------------
Jun 8 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        2,700    8.05
---------------------------------------------------------------------------------------------------------------------
Jun 8 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          400    8.05
---------------------------------------------------------------------------------------------------------------------
Jun 8 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          400    8.07
---------------------------------------------------------------------------------------------------------------------
Jun 8 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          200    8.13
---------------------------------------------------------------------------------------------------------------------
Jun 8 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          300    8.10
---------------------------------------------------------------------------------------------------------------------
Jun 8 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        2,300    8.10
---------------------------------------------------------------------------------------------------------------------
Jun 8 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          200    8.10
---------------------------------------------------------------------------------------------------------------------
Jun 8 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          200    8.10
---------------------------------------------------------------------------------------------------------------------
Jun 8 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,100    8.09
---------------------------------------------------------------------------------------------------------------------
Jun 8 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          200    8.09
---------------------------------------------------------------------------------------------------------------------
Jun 8 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        3,000    8.09
---------------------------------------------------------------------------------------------------------------------
Jun 8 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        2,500    8.10
---------------------------------------------------------------------------------------------------------------------
Jun 8 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          600    8.08
---------------------------------------------------------------------------------------------------------------------
Jun 8 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          300    8.07
---------------------------------------------------------------------------------------------------------------------
Jun 8 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          100    8.05
---------------------------------------------------------------------------------------------------------------------
Jun 8 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          200    8.11
---------------------------------------------------------------------------------------------------------------------
Jun 8 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          100    8.06
---------------------------------------------------------------------------------------------------------------------
Jun 8 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    8.10
---------------------------------------------------------------------------------------------------------------------
Jun 8 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          200    8.03
---------------------------------------------------------------------------------------------------------------------
Jun 8 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          200    8.10
---------------------------------------------------------------------------------------------------------------------
Jun 8 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          300    8.05
---------------------------------------------------------------------------------------------------------------------
Jun 8 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        1,500    8.09
---------------------------------------------------------------------------------------------------------------------
Jun 8 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          200    8.10
---------------------------------------------------------------------------------------------------------------------
Jun 8 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC           30    8.12
---------------------------------------------------------------------------------------------------------------------
Jun 9 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        3,000    8.26
---------------------------------------------------------------------------------------------------------------------
Jun 9 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          200    8.29
---------------------------------------------------------------------------------------------------------------------
Jun 9 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        2,800    8.26
---------------------------------------------------------------------------------------------------------------------
Jun 9 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          200    8.30
---------------------------------------------------------------------------------------------------------------------
Jun 9 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          800    8.21
---------------------------------------------------------------------------------------------------------------------
Jun 9 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          300    8.30
---------------------------------------------------------------------------------------------------------------------
Jun 9 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          400    8.22
---------------------------------------------------------------------------------------------------------------------
Jun 9 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        1,100    8.29
---------------------------------------------------------------------------------------------------------------------
Jun 9 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          700    8.23
---------------------------------------------------------------------------------------------------------------------
Jun 9 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          300    8.24
---------------------------------------------------------------------------------------------------------------------
Jun 9 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          400    8.24
---------------------------------------------------------------------------------------------------------------------
Jun 9 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          115    8.22
---------------------------------------------------------------------------------------------------------------------
Jun 9 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          200    8.14
---------------------------------------------------------------------------------------------------------------------
Jun 9 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          600    8.26
---------------------------------------------------------------------------------------------------------------------
Jun 9 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          500    8.24
---------------------------------------------------------------------------------------------------------------------
Jun 9 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          600    8.26
---------------------------------------------------------------------------------------------------------------------
Jun 9 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          400    8.26
---------------------------------------------------------------------------------------------------------------------
Jun 9 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          200    8.29
---------------------------------------------------------------------------------------------------------------------
Jun 9 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        2,500    8.17
---------------------------------------------------------------------------------------------------------------------
Jun 9 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        4,400    8.27
---------------------------------------------------------------------------------------------------------------------
Jun 9 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          100    8.22
---------------------------------------------------------------------------------------------------------------------
Jun 9 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC        2,200    8.19
---------------------------------------------------------------------------------------------------------------------
Jun 9 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          700    8.23
---------------------------------------------------------------------------------------------------------------------
Jun 9 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          119    8.08
---------------------------------------------------------------------------------------------------------------------
Jun 9 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          300    8.18
---------------------------------------------------------------------------------------------------------------------
Jun 9 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          200    8.26
---------------------------------------------------------------------------------------------------------------------
Jun 9 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          400    8.28
---------------------------------------------------------------------------------------------------------------------
Jun 9 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC           46    8.20
---------------------------------------------------------------------------------------------------------------------
Jun 9 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          200    8.29
---------------------------------------------------------------------------------------------------------------------
Jun 9 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC           10    8.06
---------------------------------------------------------------------------------------------------------------------
Jun 9 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          200    8.08
---------------------------------------------------------------------------------------------------------------------
Jun 9 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          100    8.27
---------------------------------------------------------------------------------------------------------------------
Jun 9 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          100    8.27
---------------------------------------------------------------------------------------------------------------------
Jun 9 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          900    8.26
---------------------------------------------------------------------------------------------------------------------
Jun 9 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          300    8.22
---------------------------------------------------------------------------------------------------------------------
Jun 9 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC          900    8.26
---------------------------------------------------------------------------------------------------------------------
Jun 9 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          200    8.29
---------------------------------------------------------------------------------------------------------------------
Jun 9 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC       10,200    8.24
---------------------------------------------------------------------------------------------------------------------
Jun 9 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC        5,920    8.24
---------------------------------------------------------------------------------------------------------------------
Jun 9 2005     CSFB LLC          Buy        Equity Trade     NYSE         ALLIED WASTE INDS INC       29,600    8.24
---------------------------------------------------------------------------------------------------------------------
Jun 9 2005     CSFB LLC          Sell       Equity Trade     NYSE         ALLIED WASTE INDS INC          200    8.25
---------------------------------------------------------------------------------------------------------------------